UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Fortune Brands Home & Security, Inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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520 Lake Cook Road, Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

March 7, 2017

Dear Fellow Stockholders:

We are pleased to invite you to the 2017 Annual Meeting of Stockholders (“Annual Meeting”) of Fortune Brands Home & Security, Inc. on Tuesday, May 2, 2017 at 8:00 a.m. (CDT) at the Renaissance Chicago North Shore Hotel, 933 Skokie Boulevard, Northbrook, Illinois. The following matters will be considered at the Annual Meeting:

Proposal 1:	The election of the three director nominees identified in this Proxy Statement for a three year term expiring at the 2020 Annual Meeting of Stockholders (see pages 5 to 8);

Proposal 2:	The ratification of the appointment by the Company’s Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017 (see page 44);

Proposal 3:	An advisory vote on the compensation paid to the Company’s named executive officers (see page 45); and

such other business as may properly come before the Annual Meeting.

Stockholders of record at the close of business on March 3, 2017, the record date for the Annual Meeting, are entitled to vote. Stockholders who wish to attend the Annual Meeting in person should review the instructions beginning on page 1.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. See pages 1-4 for voting instructions.

This Proxy Statement and accompanying proxy are first being distributed on or about March 14, 2017.

Robert K. Biggart
Senior Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the 2017 Annual Meeting of Stockholders to be Held on Tuesday, May 2, 2017.

This Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (“Form 10-K”) are available at www.proxyvote.com.

FREQUENTLY ASKED QUESTIONS

Why did I receive these materials?

These materials were provided to you in connection with the solicitation by the Board of Directors (the “Board”) of Fortune Brands Home & Security, Inc. (“Fortune Brands” or the “Company”), of proxies to be voted at our Annual Meeting and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will take place on May 2, 2017 at 8:00 a.m. (CDT) at the Renaissance Chicago North Shore Hotel, 933 Skokie Boulevard, Northbrook, Illinois. This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote and gives you the information that you need to make an informed decision on these matters.

Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of printed proxy materials?

Companies are permitted to provide stockholders with access to proxy materials over the Internet instead of mailing a printed copy. We mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to most stockholders. The Notice contains instructions on how to access the proxy materials on the Internet, how to vote and how to request a printed set of proxy materials. This approach reduces the environmental impact and our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting.

The Company will make its Annual Report on Form 10-K for the last fiscal year, including any financial statements or schedules, available to stockholders without charge, upon written request to the Secretary, Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015. The Company will furnish exhibits to Form 10-K to each stockholder requesting them upon payment of a $.10 per page fee to cover the Company’s cost.

Can I get electronic access to the proxy materials if I received printed materials?

Yes. If you received printed proxy materials, you can also access them online at www.proxyvote.com before voting your shares. The Company’s proxy materials are also available on our website at http://ir.fbhs.com/annuals-proxies.cfm. Stockholders are encouraged to elect to receive future proxy materials electronically. If you opt to receive our future proxy materials electronically, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it or for as long as the email address provided by you is valid. Stockholders of record who wish to participate can enroll at http://enroll.icsdelivery.com/fbhs. If your shares are held in an account by a bank, broker or other nominees, you should check with your bank, broker or other nominee regarding the availability of this service.

What is the difference between being a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with Wells Fargo Shareowner Services, the Company’s transfer agent, you are the “stockholder of record.” If your shares are held in an account by a bank, broker or other nominee, you hold your shares in “street name” and are a “beneficial owner” of those shares. The majority of stockholders are beneficial owners. For such shares, a bank, broker or other nominee is considered the stockholder of record for purposes of voting at the Annual Meeting. Beneficial owners have the right to direct their bank, broker or other nominee on how to vote the shares held in their account by using the voting instructions provided by the bank, broker or other nominee.

Who is entitled to vote?

Only stockholders who owned the Company’s common stock of record at the close of business on March 3, 2017 (the “Record Date”) are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 153,504,413 shares of common stock outstanding on the Record Date.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

Who can attend the Annual Meeting?

Only stockholders who owned Fortune Brands’ common stock as of the close of business on the Record Date, or their authorized representatives, may attend the Annual Meeting. At the entrance to the meeting, stockholders will be asked to present valid photo identification to determine if you owned common stock on the Record Date. If you are acting as a proxy, you will need to submit a valid written legal proxy signed by the owner of the common stock. You must bring such evidence with you to be admitted to the Annual Meeting.

Stockholders who own their shares in “street name” will be required to submit proof of ownership at the entrance to the meeting. Either your voting instruction card or brokerage statement reflecting your stock ownership as of the Record Date may be used as proof of ownership.

What matters will be voted on at the Annual Meeting?

Three matters will be considered at the Annual Meeting, which are:

•	the election of three Class III directors identified in this Proxy Statement (Proposal 1);

•	the ratification of the appointment of our independent registered public accounting firm (Proposal 2); and

•	the advisory vote on the compensation paid to the Company’s named executive officers (Proposal 3).

How do I vote?

If you received a Notice in the mail, you can either vote by (i) Internet (www.proxyvote.com) or (ii) in person at the Annual Meeting. Voting instructions are provided on the Notice. You may also request to receive printed proxy materials in the mail.

Stockholders who received printed proxy materials in the mail can vote by (i) filling out the proxy card and returning it in the postage paid return envelope, (ii) telephone (800-690-6903), (iii) Internet (www.proxyvote.com), or (iv) in person at the Annual Meeting. Voting instructions are provided on the proxy card.

Stockholders who received proxy materials electronically can vote by (i) Internet (www.proxyvote.com), (ii) telephone (800-690-6903), or (iii) in person at the Annual Meeting.

If you are not the stockholder of record, but are a beneficial owner of our shares, you must vote by giving instructions to your bank, broker or other nominee. You should follow the voting instructions on the form that you receive from your bank, broker or other nominee, which will include details on available voting methods. To be able to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, broker or other nominee in advance and present it to the Inspector of Election with your completed ballot at the Annual Meeting.

How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. If any matter is properly presented other than the three proposals described above, the Proxy Committee (the persons named in the enclosed proxy card or, if applicable, their substitutes), will have discretion to vote your shares in their best judgment.

What if I don’t mark the boxes on my proxy or voting instruction card?

Unless you give other instructions on your proxy card or your voting instruction card, or unless you give other instructions when you cast your vote by telephone or the Internet, the Proxy Committee will vote your shares in accordance with the recommendations of the Board, which are FOR Proposals 1, 2 and 3.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

If you hold shares beneficially and you have not provided voting instructions, your bank, broker or other nominee is only permitted to use its discretion and vote your shares on certain routine matters (Proposal 2). If you have not provided voting instructions to your bank, broker or other nominee on non-routine matters (Proposals 1 and 3), your bank, broker or other nominee is not permitted to use discretion and vote your shares. Therefore, we urge you to give voting instructions to your bank, broker or other nominee on all three proposals. Shares that are not permitted to be voted by your bank, broker or other nominee with respect to any matter are called “broker non-votes.” Broker non-votes are not considered votes for or against a proposal and will have no direct impact.

How many votes are needed to approve a proposal?

The nominees for director, in non-contested elections, must receive a majority of the votes cast at the Annual Meeting, in person or by proxy, to be elected. A proxy card marked to abstain on the election of a director and any broker non-votes will not be counted as a vote cast with respect to that director.

Under the Company’s majority vote Bylaw provision relating to the election of directors, if the number of votes cast “for” a director nominee does not exceed the number of votes cast “against” the director nominee, then the director must tender his or her resignation from the Board promptly after the certification of the stockholder vote. The Board (excluding the nominee in question) will decide within 90 days of that certification, through a process managed by the Nominating and Corporate Governance Committee, whether to accept the resignation. The Board’s explanation of its decision will be promptly disclosed in a filing with the Securities and Exchange Commission (“SEC”).

The affirmative vote of shares representing a majority in voting power of the common stock, present in person or represented by proxy at the Annual Meeting, and entitled to vote is necessary for the approval of Proposals 2 and 3. Proxy cards marked to abstain on Proposals 2 and 3 will have the effect of a negative vote. Broker non-votes are not applicable to Proposal 2 because your bank, broker or other nominee will be permitted to use discretion to vote your shares on this proposal. Broker non-votes will have no impact on Proposals 1 and 3.

How can I revoke my proxy or change my vote?

You may revoke your proxy by giving written notice to the Secretary of the Company or by delivering a later dated proxy at any time before it is actually voted. If you voted on the Internet or by telephone, you may change your vote by voting again. Your last vote is the vote that will be counted. Attendance at the Annual Meeting does not revoke your proxy unless you vote at the Annual Meeting.

Will my vote be public?

As a matter of policy, proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed, but are available to the independent Inspector of Election, the proxy solicitation firm and certain employees of the Company.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the issued and outstanding shares of common stock entitled to vote will constitute a quorum. Proxies received but marked as abstentions or without any voting instructions will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

Our Board is soliciting this proxy. The Company will bear the expense of soliciting proxies for this Annual Meeting, including mailing costs. To assure that there is sufficient representation at the Annual Meeting, our proxy solicitor or our employees may solicit proxies by telephone, facsimile or in person. We have retained Innisfree M&A Incorporated as our proxy solicitor for a fee, estimated at $15,000, plus reasonable out-of-pocket expenses, to aid in soliciting proxies. Our total expenses will depend upon the volume of shares represented by the proxies received in response to the Notice and Proxy Statement.

FREQUENTLY ASKED QUESTIONS (CONTINUED)

What if I am a participant in the Fortune Brands Home & Security Retirement Savings Plan or the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan?

We are mailing a printed copy of the proxy materials to participants in the Fortune Brands Home & Security Retirement Savings Plan and the Fortune Brands Home & Security Hourly Employee Retirement Savings Plan (collectively, the “Savings Plans”) who invest in the Fortune Brands Stock Fund through the Savings Plans. The Trustee of the Savings Plans, as record holder of the Fortune Brands common stock held in the Savings Plans, will vote whole shares attributable to your interest in the Fortune Brands Stock Fund in accordance with your directions. If you invest in the Fortune Brands Stock Fund under the Savings Plans and you sign and return the enclosed proxy card, we will forward it to the Trustee of the Savings Plans. The proxy card will serve as instruction to the Trustee to vote the whole shares attributable to your interest in the manner you indicate on the card. If the Trustee does not receive timely direction with respect to the voting of your shares held in the Fortune Brands Stock Fund, the Trustee will vote such shares in the same manner and in the same proportion as the shares for which the Trustee received voting instructions.

How can I eliminate multiple mailings to the same address?

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Notice, but you wish to eliminate the duplicate mailings, you must submit a written request to the Company’s transfer agent, Wells Fargo. To request the elimination of duplicate copies, please write to Wells Fargo Shareowner Services, 1110 Centre Pointe Curve, Suite 101, MAC N9173-010, Mendota Heights, Minnesota 55120.

If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Notice or one set of proxy materials for each company in which you hold stock through that broker, bank or other nominee. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond, the bank, broker or other nominee will assume that you have consented, and will send only one copy of the Notice to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of the Notice, or if you wish to receive individual copies of the Notice or our proxy materials for future meetings, we will send a copy to you if you call Shareholder Services at (847) 484-4538, or write to the Secretary of Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015.

How can I submit a stockholder proposal or nomination next year?

Our Bylaws provide that in order for a stockholder to (i) nominate a candidate for election to our Board at the 2018 Annual Meeting of Stockholders, or (ii) propose business for consideration at the 2018 Annual Meeting of Stockholders, written notice containing the information required by the Bylaws must be delivered to the Secretary of the Company no less than 90 days nor more than 120 days before the anniversary of the prior year’s Annual Meeting, that is, after January 2, 2018 but no later than February 1, 2018 for the 2018 Annual Meeting.

Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the Company’s 2018 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), we must receive it on or before November 14, 2017.

The person presiding at the Annual Meeting is authorized to determine if a proposed matter is properly brought before the Annual Meeting or if a nomination is properly made.

Copies of our Restated Certificate of Incorporation and Bylaws are available upon written request to the Secretary, Fortune Brands Home & Security, Inc., 520 Lake Cook Road, Deerfield, Illinois 60015.

PROPOSAL 1 – ELECTION OF DIRECTORS

Summary of Qualification of Directors

The Board believes that all directors must possess a considerable amount of education and business management experience (such as experience as a chief executive, chief operating, chief financial officer or other relevant experience). The Board also believes that it is necessary for each of the Company’s directors to possess many qualities and skills. The Board believes that there are certain general requirements which are mandatory for service on the Company’s Board, while there are other skills and experiences that should be represented on the Board as a whole, but not necessarily by each individual director.

General requirements for all directors:

•	Extensive executive leadership experience
•	Excellent business judgment
•	High level of integrity and ethics
•	Original thinking
•	Strong commitment to the Company’s goal of maximizing stockholder value

Specific experiences, qualifications, and backgrounds to be represented on the Board as a whole:

•	Financial and/or accounting expertise
•	Consumer products expertise
•	Knowledge of international markets
•	Chief executive officer/chief operating officer/chief financial officer experience
•	Extensive board experience
•	Diversity of skill, background and viewpoint

The process used by the Nominating and Corporate Governance Committee in recommending qualified director candidates is described below under Corporate Governance – Director Nomination Process (see page 10 of this Proxy Statement).

Election of Class III Directors

The Board consists of eight members and is divided into three classes, each having three year terms that expire in successive years. The term of the Class III directors expires at the 2017 Annual Meeting of Stockholders. The Board has nominated Mr. A. D. David Mackay, Mr. David M. Thomas and Mr. Norman H. Wesley, each of whom is currently serving as a Class III director, for re-election for a new term of three years expiring at the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election.

Each of the nominees has consented to be named as a nominee and to serve as a director, if elected. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the Proxy Committee will vote for the substitute nominee designated by the Board.

The names of the nominees and the current Class I and Class II directors, along with their present positions, their principal occupations and directorships held with other public corporations during the past five years, their ages and the year first elected as a director of the Company, are set forth below. Individual qualifications and experiences of our directors that contribute to the Board’s effectiveness as a whole are also described in the following paragraphs.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

NOMINEES FOR DIRECTOR – CLASS III DIRECTORS – TERM EXPIRING 2020

A.D. David Mackay	Retired since January 2011; President and Chief Executive Officer of Kellogg Company, a packaged foods manufacturer, prior thereto. Currently also a director of The Clorox Company. Formerly a director of Keurig Green Mountain, Inc., McGrath Limited, Woolworths Limited, Beam Inc. and Kellogg Company.	61	2011

Mr. Mackay held various key executive positions with Kellogg Company including Chief Executive Officer and Chief Operating Officer, bringing to our Board the perspective of a leader who faced a similar set of external economic, social and governance issues to those that face our Company. Mr. Mackay also has significant international business experience, as well as extensive board experience.

David M. Thomas	Retired since March 2006; Chairman of the Board and Chief Executive Officer of IMS Health Incorporated, a provider of information services to the pharmaceutical and healthcare industries, prior thereto. Currently also a director of The Interpublic Group of Companies, Inc. and a member of the Fidelity Investments Board of Trustees.	67	2011

Mr. Thomas’ experience as a Chief Executive Officer of IMS Health Incorporated and his management experience at premier global technology companies, including as Senior Vice President and Group Executive of IBM, helps the Board address the challenges the Company faces due to rapid changes in IT capabilities and communications and global distribution strategies. Mr. Thomas also has extensive board experience.

Norman H. Wesley	Retired since October 2008; Chairman of the Board and Chief Executive Officer of Fortune Brands, Inc. prior thereto. Currently also a director of Acuity Brands, Inc. and Achusnet Holdings Corp. Formerly a director of Keurig Green Mountain, Inc. and ACCO Brands, Inc.	67	2011

Mr. Wesley’s experience as Chief Executive Officer of a consumer products conglomerate gives him unique insights into the Company’s challenges, opportunities and operations. Mr. Wesley also has extensive board experience.

The Board of Directors recommends that you vote FOR the election of each nominee named above.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

CLASS I DIRECTORS – TERM EXPIRING 2018

Ann F. Hackett	Partner and co-founder of Personal Pathways, LLC, a company providing web-based enterprise collaboration platforms, since 2015. Prior to that, President of Horizon Consulting Group, LLC, a strategic and human resource consulting firm, founded by Ms. Hackett in 1996. Currently also a director of Capital One Financial Corporation. Formerly a director of Beam Inc.	63	2011

Ms. Hackett has extensive experience in leading companies that provide strategic, organizational and human resource consulting services to boards of directors and senior management teams. She has experience leading change initiatives, risk management, talent management and succession planning and in creating performance-based compensation programs, as well as significant international experience and technology experience. Ms. Hackett also has extensive board experience and currently serves as the lead independent director of Capital One Financial Corporation.

John G. Morikis	President and Chief Executive Officer of The Sherwin-Williams Company, a manufacturer of paint and coating products, since January 2016 and also Chairman of the Board since January 2017; President and Chief Operating Officer from 2006 to January 2016. Currently a director of The Sherwin-Williams Company.	53	2011

Mr. Morikis’ experience as a Chief Executive Officer and as a Chief Operating Officer of The Sherwin-Williams Company, and his more than 30 years of experience with a consumer home products company, brings to our Board the perspective of a leader who faces similar external economic issues that face our Company.

Ronald V. Waters, III	Retired since May 2010; President and Chief Executive Officer of LoJack Corporation, a provider of tracking and recovery systems, from January 2009 to May 2010. Currently also a director of HNI Corporation and Paylocity Holding Corporation. Formerly a director of Chiquita Brands International, Inc.	64	2011

Mr. Waters has considerable executive leadership and financial management experience. He served as Chief Executive Officer and Chief Operating Officer at LoJack Corporation, a premier technology company, and as Chief Operating Officer and Chief Financial Officer at Wm. Wrigley Jr. Company, a leading confectionary manufacturing company. Mr. Waters also has extensive board experience.

PROPOSAL 1 – ELECTION OF DIRECTORS (CONTINUED)

Name	Present positions and offices with the Company, principal occupations during the past five years and other directorships	Age	Year first elected director

CLASS II DIRECTORS – TERM EXPIRING 2019

Susan S. Kilsby	Retired since May 2014; Senior Advisor at Credit Suisse AG, an investment banking firm, from 2009 to May 2014; Managing Director of European Mergers and Acquisitions of Credit Suisse prior thereto. Currently also a director of Shire Plc, BBA Aviation PLC and Goldman Sachs International. Formerly a director of Keurig Green Mountain, Inc., L’Occitane International S.A. and Coca-Cola HBC AG.	58	2015

Ms. Kilsby has a distinguished global career in investment banking and brings extensive mergers and acquisitions and international business experience to the Board. In addition to her experience at Credit Suisse, she held a variety of senior positions with The First Boston Corporation, Bankers Trust and Barclays de Zoete Wedd. Ms. Kilsby also has extensive board experience and currently serves as the non-executive Chair of Shire Plc.

Christopher J. Klein	Chief Executive Officer of the Company since January 2010. President and Chief Operating Officer prior thereto.	53	2010

Mr. Klein’s leadership as Chief Executive Officer of the Company and his vast corporate strategy, business development and operational experience provide him with intimate knowledge of our operations and the challenges faced by the Company. Mr. Klein led the Company through the spin-off from Fortune Brands, Inc. in 2011. Prior to the Company’s spin-off, he held several leadership positions at Fortune Brands, Inc., helping to reshape the business through acquisitions and divestitures. Prior to joining Fortune Brands, Mr. Klein held key strategy and operating positions at Bank One Corporation and also served as a partner at McKinsey & Company, a global management consulting firm.

CORPORATE GOVERNANCE

Fortune Brands is committed to maintaining strong corporate governance practices that are good for our stockholders and our business. We are dedicated to maintaining these practices and upholding high standards of conduct.

Corporate Governance Principles

The Board adopted a set of Corporate Governance Principles which describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, Board meeting procedures, the establishment of Board committees, management succession planning process and review of risks. The Corporate Governance Principles are available at http://ir.fbhs.com/corporate-governance.cfm.

Director Independence

The Company’s Corporate Governance Principles provide that a majority of the members of the Board shall be independent directors. New York Stock Exchange requirements, as well as the Company’s committee charters, require each member of the Audit, Compensation and Nominating and Corporate Governance Committees to be independent. The Board applies the definition of independence found in the New York Stock Exchange Listed Company Manual in determining which directors are independent. When determining each director’s independence, the Board also considered charitable contributions made by the Company to organizations with which each director is affiliated.

Applying that definition, Messrs. Mackay, Morikis, Thomas, Wesley and Waters and Mses.

Hackett and Kilsby were affirmatively determined by the Board to be independent. Due to Mr. Klein’s employment with the Company, he is not considered independent.

None of the non-employee directors has any material relationship with the Company other than being a director and stockholder. Also, none of the non-employee directors have participated in any transaction or arrangement that interferes with such director’s independence.

Policies with Respect to Transactions with Related Persons

The Board has adopted a Code of Business Conduct & Ethics which sets forth various policies and procedures intended to promote the ethical behavior of all of the Company’s employees, officers and directors (the “Code of Conduct”). The Code of Conduct describes the Company’s policy on conflicts of interest. The Board has established a Compliance Committee (comprised of management) which is responsible for administering and monitoring compliance with the Code of Conduct. The Compliance Committee periodically reports on the Company’s compliance efforts to the Audit Committee and to the Board.

The Board has also established a Conflicts of Interest Committee (comprised of management) which is responsible for administering, interpreting and applying the Company’s Conflicts of Interest Policy, which describes the types of relationships that may constitute a conflict of interest with the Company. Under the Conflicts of Interest Policy, directors and executive officers are responsible for reporting any potential related person transaction (as defined in Item 404 of Regulation S-K) to the Conflicts of Interest Committee in advance of commencing a potential transaction. The Conflicts of Interest Committee will present to the Audit Committee any potential related party transaction. The Audit Committee will evaluate the transaction, determine whether the interest of the related person is material and approve or ratify, as the case may be, the transaction. In addition, the Company’s executive officers and directors annually complete a questionnaire on which they are required to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a related person transaction is reported by a director or executive officer, submits the transaction for review by the Audit Committee. The Conflicts of Interest Committee also reviews potential conflicts of interest and reports findings involving any director of the Company to the Nominating and Corporate Governance Committee (the “Nominating Committee”). The Nominating Committee will review any potential conflict of interest involving a member of the Board to determine whether such potential conflict would affect that director’s independence.

CORPORATE GOVERNANCE (CONTINUED)

Certain Relationships and Related Transactions

Since January 1, 2016, the Company did not participate in any transactions in which any of its directors, executive officers, any immediate family member of a director or executive officer or any beneficial owner of more than 5% of the Company’s common stock had a direct or indirect material interest.

Director Nomination Process

The Nominating Committee is responsible for, among other things, screening potential director candidates, recommending qualified candidates to the Board for nomination and assessing director independence.

When identifying director candidates, the Nominating Committee determines whether there are any evolving needs that require an expert in a particular field or other specific skills or experiences. When evaluating director candidates, the Nominating Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value. The Nominating Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered. For the purpose of this Annual Meeting, the Nominating Committee recommended the nomination of Messrs. Mackay, Thomas and Wesley as Class III directors.

In connection with future director elections, or at any time there is a vacancy on the Board, the Nominating Committee may retain a third-party search firm to assist in locating qualified candidates that meet the needs of the Board at that time.

It is the Nominating Committee’s policy to consider director candidates recommended by stockholders, if such recommendations are properly submitted to the Company. Stockholders that wish to recommend an individual as a director candidate for consideration by the Nominating Committee can do so by writing to the Secretary of Fortune Brands Home & Security, Inc. at 520 Lake Cook Road, Deerfield, Illinois 60015.

Recommendations must include the proposed nominee’s name, biographical data and qualifications, as well as other information that would be required if the stockholder were actually nominating the recommended candidate pursuant to the procedures for such nominations provided in our Bylaws. The Nominating Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the Nominating Committee. The Nominating Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. Members of the Nominating Committee may then interview the candidate if the committee deems the candidate to be appropriate. The Nominating Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Nominating Committee’s nomination process is designed to ensure that the Nominating Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established under the Company’s Corporate Governance Principles.

Communication with the Board

The Board and management encourage communication from the Company’s stockholders. Stockholders who wish to communicate with the Company’s management should direct their communication to the Chief Executive Officer or the Secretary of Fortune Brands Home & Security, Inc. at 520 Lake Cook Road, Deerfield, Illinois 60015. Stockholders, or other interested parties, who wish to communicate with the non-management

CORPORATE GOVERNANCE (CONTINUED)

directors or any individual director should direct their communication c/o the Secretary at the address above. The Secretary will forward communications intended for the Board to the Chairman of the Board, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Secretary may, in his or her discretion, forward only representative correspondence. Any communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Board Leadership Structure

Mr. Thomas serves as the Company’s non-executive, independent Chairman. The Board determined that having an independent director serve as Chairman of the Board is in the best interests of our stockholders at this time. This leadership structure aids the Board’s oversight of management and allows our Chief Executive Officer to focus primarily on his management responsibilities. The non-executive Chairman has the responsibility of presiding at all meetings of the Board, consulting with the Chief Executive Officer on Board meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chief Executive Officer and advising him or her on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company’s Corporate Governance Principles. In addition, the Company’s non-executive Chairman facilitates the Board’s annual performance assessment of the Chief Executive Officer.

The Board does not believe that a single leadership structure is right at all times, so the Board periodically reviews its leadership structure to determine, based on the circumstances at the time, whether other leadership structures might be appropriate for the Company. The Board has been and remains committed to maintaining strong corporate governance and appropriate independent oversight of management. Given that each of the members of the Board, other than Mr. Klein, is independent we believe that the leadership structure currently utilized by the Board provides effective independent Board leadership and oversight.

Executive Sessions

Pursuant to the Company’s Corporate Governance Principles, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The non-executive Chairman of the Board leads these sessions.

Meeting Attendance

The Board of Directors met five times in 2016. Each director attended at least 75% of the total meetings of the Board and committees of the Board of which the director was a member during 2016. Pursuant to the Company’s Corporate Governance Principles, all directors are encouraged and expected to attend the Annual Meeting. All of the directors attended the Company’s 2016 Annual Meeting of Stockholders.

Risk Management

The responsibility for the day-to-day management of risks lies with the Company’s management team; however, the Board has an active role, as a whole and also at the committee level, in overseeing the strategy and process for managing the Company’s risks. The Board regularly reviews information regarding the Company’s business strategy, leadership development, resource allocation, succession planning, credit, liquidity and operations, as well as the risks associated with each. The Company’s overall risk management program consists of periodic management discussions analyzing and mitigating risks, an annual review of risks associated with each of the Company’s operating businesses and an annual review of risks related to the Company’s compensation programs and practices.

Annually, management identifies both external risks (i.e., economic) and internal risks (i.e., strategic, operational, financial and compliance), assesses the impact of these risks and determines how to mitigate such

CORPORATE GOVERNANCE (CONTINUED)

risks. The Audit Committee manages the Company’s risk management program and reviews the results of the annual assessment. Management also provides the Audit Committee with quarterly updates on the Company’s risks. In addition, the Audit Committee oversees management of the Company’s financial risks.

The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the compensation paid to the Company’s executives and the Company’s executive compensation plans and programs. Annually, the Compensation Committee’s independent compensation consultant conducts an assessment of the risks associated with the Company’s executive compensation practices and programs. The compensation consultant conducts a more extensive review of all of the Company’s broad-based compensation incentive arrangements every three years. For more information about that assessment see “Compensation Risks” below.

The Nominating Committee manages risks associated with the independence of the Board, potential conflicts of interest of Board members, and the Company’s corporate governance structure, as well as management of risks associated with the environment, health and safety, diversity, philanthropy, global citizenship and sustainability.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about all of the risks described above. The Board’s assignment of responsibility for the oversight of specific risks to its committees enables the entire Board, under the leadership of the non-executive Chairman and the Chief Executive Officer, to better monitor the risks of the Company and more effectively develop strategic direction, taking into account the various risks facing the Company, including the magnitude of such risks.

Compensation Risks

The Compensation Committee’s compensation consultant conducts an annual assessment of the risks associated with the compensation policies and practices used to compensate the Company’s executives and reports on the assessment to the Compensation Committee. In 2016, the Compensation Committee, with assistance from its independent compensation consultant, reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded that they do not. In general, the executive compensation arrangements are consistent with the structure and design of other companies of similar size and industry sector, and the following risk-mitigating design features have been incorporated into the Company’s programs:

•	The Company utilizes multiple long-term incentive vehicles with overlapping three year performance cycles;

•	The Company uses multiple and diverse performance metrics in incentive plans;

•	The upside on payout potential is capped for both short-term and long-term incentives;

•	The majority of an individual’s total compensation mix is not derived from a single component of compensation; and

•	The Company maintains stock ownership guidelines, a policy prohibiting hedging and pledging and a formal clawback policy.

As described in our Compensation Discussion and Analysis, compensation decisions are made using a combination of objective and subjective considerations designed to mitigate excessive risk taking by executives.

CORPORATE GOVERNANCE (CONTINUED)

Board Committees

The Board established an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating and Corporate Governance Committee. A list of current Committee memberships may be found on the Company’s website at http://ir.fbhs.com/committees.cfm. The Committee memberships as of the date of this Proxy Statement are set forth below:

Name	Audit	Compensation	Executive	Nominating and Corporate Governance
Ann F. Hackett		C	X	X
Susan S. Kilsby		X		X
Christopher J. Klein			X
A. D. David Mackay	X	X
John G. Morikis	X	X
David M. Thomas	X		C	C
Ronald V. Waters, III	C		X	X
Norman H. Wesley	X	X

An “X” indicates membership on the committee.

A “C” indicates that the director serves as the chair of the committee.

Audit Committee

The Audit Committee’s primary function is to assist the Board in overseeing the (i) integrity of the Company’s financial statements and the financial reporting process; (ii) Company’s compliance with legal and regulatory requirements; (iii) independence and qualifications of the Company’s external auditors; and (iv) performance of the Company’s external and internal auditors.

Each member of the Audit Committee (Messrs. Mackay, Morikis, Thomas, Waters and Wesley), is financially literate. Each of Messrs. Mackay, Thomas, Waters and Wesley has accounting or financial management expertise and is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K under the Exchange Act. As required by its charter, each Audit Committee member has also been determined by our Board to be independent as such term is defined in the Exchange Act and the New York Stock Exchange Listed Company Manual. The Audit Committee met eleven times in 2016.

Compensation Committee

The Compensation Committee’s primary functions are to (i) develop and critically review the Company’s executive pay philosophy and practices so that they are aligned with the Company’s business strategy; and (ii) set the compensation of the Company’s executive officers, which includes the presidents of the Company’s principal operating companies, in a manner that is consistent with competitive practices and individual and Company performance.

As required by its charter, each member of the Compensation Committee (Messrs. Mackay, Morikis and Wesley and Mses. Hackett and Kilsby) has been determined by our Board to be independent as such term is defined in the New York Stock Exchange Listed Company Manual and pursuant to SEC regulations. The Committee has created a Subcommittee comprised of Mses. Hackett and Kilsby and Messrs. Mackay and Morikis that is responsible for approving all performance standards and payments for any pay program intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee met five times in 2016.

Compensation Committee Interlocks and Insider Participation

Since January 1, 2016, none of the members of the Compensation Committee (i) served as one of the Company’s officers or employees; or (ii) had a relationship requiring disclosure under Item 404 of Regulation S-K.

CORPORATE GOVERNANCE (CONTINUED)

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data to be used by the Compensation Committee in determining executive compensation. In addition, members of the Company’s human resources department assist in the preparation of executive compensation tally sheets and historical information describing compensation paid to executives and the Compensation Committee’s independent consultant provides market data for use in determining executive compensation. The Compensation Committee is presented with recommendations from management and from the Committee’s independent compensation consultant as to the level and type of compensation to provide to the Company’s executive officers. Members of the Company’s legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors’ fiduciary duties in setting compensation.

The Chief Executive Officer attends meetings of the Compensation Committee. The Chief Executive Officer’s feedback about each officer’s performance is essential in the Compensation Committee’s determination of the officer’s salary and target incentive compensation determinations. See pages 18 through 33 of this Proxy Statement for more information about how the Compensation Committee determined the executive officers’ compensation in 2016.

Compensation Committee Consultant

The Compensation Committee engages an outside compensation consultant. Meridian Compensation Partners, LLC (“Meridian”) was retained directly by and reports directly to the Compensation Committee. In 2016, Meridian provided the following services and information to the Compensation Committee:

•

Made recommendations as to best practices for structuring executive pay arrangements and executive compensation (including the amount and form of compensation) consistent with the Company’s business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Performed an assessment of the Company’s compensation peers and recommended changes;

•

Provided market data (including compiling compensation data and related performance data) as background for decisions regarding the compensation of the Chief Executive Officer and other executive officers;

•	Performed an assessment of risks associated with the Company’s executive compensation structure and design; and

•

Attended Compensation Committee meetings (including executive sessions without the presence of management) and summarized alternatives for compensation arrangements that may have been considered in formulating final recommendations, as well as the consultant’s rationale for supporting or opposing management’s proposals.

The Compensation Committee has authorized Meridian to interact with management in connection with advising the Compensation Committee. Meridian is included in discussions with management on matters being brought to the Compensation Committee for consideration. Meridian is prohibited from performing any services for management outside of services needed in connection with advising the Compensation Committee. The Compensation Committee has assessed Meridian’s independence and concluded that Meridian’s work for the Compensation Committee does not raise any conflict of interest.

Executive Committee

The Executive Committee did not meet in 2016. The Executive Committee has all the authority of the full Board, except for specific powers that are required by law to be exercised by the full Board. The Executive Committee may not amend the Company’s charter, adopt an agreement of merger, recommend actions for stockholder approval, amend or repeal the Bylaws, elect or appoint any director or remove an officer or director, amend or repeal any resolutions of the Board, fix the Board’s compensation, and unless expressly authorized by the Board, declare a dividend, authorize the issuance of stock or adopt a certificate of merger.

CORPORATE GOVERNANCE (CONTINUED)

Nominating and Corporate Governance Committee

The Nominating Committee’s primary functions are to (i) provide recommendations to the Board with respect to the organization and function of the Board and its committees; (ii) recruit, identify and recommend potential director candidates and nominees; (iii) develop a set of corporate governance principles; (iv) oversee the process of the evaluation of the Board and management; and (v) review and advise management on matters relating to the Company’s responsibilities to its employees and the community. The Nominating Committee also makes recommendations to the Board regarding the level and composition of compensation for non-employee directors.

As required by its charter, each member of the Nominating Committee (Messrs. Thomas and Waters and Mses. Hackett and Kilsby) has been determined by our Board to be independent as such term is defined in the New York Stock Exchange Listed Company Manual. The Nominating Committee met four times in 2016.

Other Corporate Governance Resources

The Company’s Corporate Governance Principles, the Company’s Code of Business Conduct and Ethics and the Company’s Code of Ethics for Senior Financial Officers are available on the Company’s website at http://ir.fbhs.com/corporate-governance.cfm. The charters of each committee are also available on the Company’s website at http://ir.fbhs.com/committees.cfm.

DIRECTOR COMPENSATION

2016 Compensation Changes

In 2016, the Nominating Committee reviewed an analysis of outside director compensation prepared by Meridian. After reviewing the analysis, the Nominating Committee recommended and the Board approved an increase in the non-employee director annual cash fees from $80,000 to $90,000 and an increase in the value of the annual stock grant from $115,000 to $135,000. In addition, the Nominating Committee amended the Director Stock Ownership Guidelines to increase the multiple of the ownership requirement from 3 to 5 times the annual cash fee.

Cash Fees

Beginning in July 2016, the annual cash fee for services as a non-employee director of the Company was increased from $80,000 to $90,000. The members of the Audit Committee (Messrs. Mackay, Morikis, Thomas, Waters and Wesley) and the Compensation Committee (Mses. Hackett and Kilsby and Messrs. Mackay, Morikis and Wesley) receive an additional annual cash fee of $7,500 for their service on these committees. In addition, the chairperson of each of the Audit, Compensation and Nominating Committees receives an additional annual cash fee of $15,000 for such service (Mr. Waters, Ms. Hackett and Mr. Thomas, respectively). Mr. Thomas receives an additional annual cash fee of $200,000 for his service as non-executive Chairman of the Board. Directors may elect to receive payment of their cash fees in Company common stock rather than cash.

Stock Awards

In April 2016, each non-employee director received an annual stock grant that was based on a set dollar value of $135,000. The number of shares granted was determined by dividing the dollar value of the annual stock grant ($135,000) by the closing price of the Company’s common stock on the grant date ($57.37), rounded to the nearest share. Accordingly, 2,353 shares of Company common stock were granted to each of the then-serving non-employee directors. Directors may elect to defer receipt of their annual stock awards until the January following the year in which the individual ceases serving as a director of the Company.

Director Stock Ownership Guidelines

To further align the Board’s interests with those of stockholders, the Board established Stock Ownership Guidelines for non-employee directors. In 2016, the guidelines were amended to encourage non-employee directors to own Company common stock with a fair market value equal to five times their annual cash fee ($450,000 based on the annual fee of currently set at $90,000). The guidelines allow directors five years from the date of the director’s election to the Board to meet the guidelines. Directors with less than one year of service at the time of the increase of the multiple were given five years from the date of the amendment to meet the increased guidelines. All of our directors, other than Ms. Kilsby, currently meet the Stock Ownership Guidelines. Ms. Kilsby has five years from the date of the amendment to meet the guidelines. For information about the beneficial ownership of the Company’s securities held by directors and executive officers, see “Certain Information Regarding Security Holdings” on pages 46 and 47.

Anti-Hedging and Anti-Pledging

The Company has a policy prohibiting directors (as well as senior management) from hedging the risk of owning Company common stock and from pledging or otherwise encumbering shares of Company common stock as collateral for indebtedness in any manner including, but not limited to, holding shares in a margin account.

DIRECTOR COMPENSATION (CONTINUED)

2016 DIRECTOR COMPENSATION*
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Richard A. Goldstein[3]	$28,125	$0	n/a	n/a	n/a	$1,460	$29,585
Ann F. Hackett	$107,500	$135,000	n/a	n/a	n/a	$1,646	$244,146
Susan S. Kilsby	$92,500	$135,000	n/a	n/a	n/a	$6,163	$233,663
A.D. David Mackay	$100,000	$135,000	n/a	n/a	n/a	$1,646	$236,646
John G. Morikis	$100,000	$135,000	n/a	n/a	n/a	$867	$235,867
David M. Thomas	$307,500	$135,000	n/a	n/a	n/a	$7,633	$450,133
Ronald V. Waters, III	$107,500	$135,000	n/a	n/a	n/a	$6,646	$249,146
Norman H. Wesley	$100,000	$135,000	n/a	n/a	n/a	$7,633	$242,633

 * Although Mr. Klein currently serves as a member of the Board, he does not receive any additional compensation for such service.

(1)	The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The grant date fair value was $57.37 per share. Ms. Hackett elected to defer receipt of her stock award until the January following the year in which she ceases serving as a director pursuant to the Company’s Non-Employee Director Deferred Compensation Plan (as amended and restated January 1, 2013). As of December 31, 2016, Ms. Hackett and Messrs. Morikis and Thomas had the following number of deferred shares outstanding: 24,885, 5,742 and 2,914, respectively.

(2)	Included in this column are premiums paid for group life insurance coverage and the Company’s match on gifts paid by the director to charitable organizations, both of which are generally available to Company employees and directors, and costs associated with the Company’s executive health program. Under the Company’s matching gift program, the Company makes a 100% match of gifts totaling up to $5,000 annually made by the director to an eligible charitable institution.

(3)	Mr. Goldstein retired from the Board of Directors in April 2016, immediately following the Annual Meeting of Stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program and explains how the Compensation Committee made compensation decisions for the following Named Executive Officers (the “NEOs”) in 2016:

Named Executive Officer	Position with the Company During 2016
Christopher J. Klein	Chief Executive Officer, Fortune Brands
E. Lee Wyatt, Jr.	Senior Vice President and Chief Financial Officer, Fortune Brands
Nicholas I. Fink	President, Global Plumbing Group
David M. Randich	President, MasterBrand Cabinets
Robert K. Biggart	Senior Vice President, General Counsel and Secretary, Fortune Brands

This CD&A is divided into the following main sections:

•	an Executive Summary;

•	the Results of the 2016 Say-on-Pay Vote;

•	a discussion of the Compensation Committee’s Philosophy and Process for Awarding NEO Compensation; and

•	a description of the Types and Amounts of NEO Compensation Awarded in 2016.

EXECUTIVE SUMMARY

2016 Business & Financial Highlights1

•	Delivered increases on multiple key financial and efficiency measures in 2016 versus the prior year. The measures marked with an * below are those that were linked to 2016 executive compensation.

•	Net Sales increased 9% to $5.0 billion

•	Operating Income (OI*) increased 22% to $657.8 million

•	Earnings per share (EPS*) increased 33% to $2.75

•	Return on Invested Capital (ROIC*) increased 200 basis points to 13.3%

•	Operating Margin (OM*) increased 140 basis points to 13.2%

•	Net Income (NI) increased 28% to $434 million

•	Created the Global Plumbing Group (GPG), a new structure that paves the way for additional acquisitions and joint ventures supported by our global supply chain and strong distribution.

•	Completed the first two acquisitions under GPG by purchasing Riobel, a premium Canadian showroom brand and ROHL, a California-based luxury brand.

•	Joined the S&P 500 Index in June 2016.

The following charts show how Fortune Brands grew total shareholder return (TSR), net sales, operating income, earnings per share, return on invested capital, operating margin and net income in 2016. The Company has delivered substantial growth in these metrics since becoming an independent company in 2011. The Compensation Committee believes that the compensation earned by the NEOs in 2016 reflected the Company’s strong financial performance and continued execution against many of the metrics tied to increased shareholder value.

[1]	All data presented in this CD&A is from continuing operations and all references to OI, EPS, ROIC, NI and OM are unaudited and on a before charges/gains basis. See Appendix A of this Proxy Statement for definitions and a description of the methodology of these non-GAAP measures.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

TOTAL SHAREHOLDER RETURN

(TSR %)

The chart above reflects the Company’s long-term stock price performance vs. publicly-traded companies in the Company’s Peer Group2 (see a list on page 23) since the Company’s spin-off from Fortune Brands, Inc. in 2011.

Total shareholder return (TSR) has consistently exceeded relevant peer and S&P 500 index performance over the long-term.

[2]	Chart data from Bloomberg. 2011 data measured from Oct 3, 2011 (date of FBHS spin-off) through Dec 30, 2016. Peer Index includes average of individual performance of A.O. Smith Corp., Armstrong World Industries Inc., Fastenal Company, Leggett & Platt, Inc., Lennox International Inc., Masco Corp., Mohawk Industries, Inc., Newell Brands Inc., Nortek Inc., Owens Corning Inc., RPM International Inc., Stanley Black & Decker, Inc., The Sherwin-Williams Company, USG Corporation and The Valspar Corp.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2016 Compensation Highlights

We use our compensation program to attract, motivate and retain the executives who lead our Company. The Compensation Committee has established programs and practices that are designed to pay for performance and to align management’s interests with those of the Company’s stockholders. We believe that our compensation program helps drive Company performance by providing a significant amount of compensation in the form of equity, by utilizing both short-term and long-term incentives that are tied to Company performance, and by making efforts to balance fixed (base salary) and variable (annual cash and equity incentives) compensation. The 2016 executive compensation program was guided by the following principles:

Equity-based compensation aligns executives’ interests with stockholders, drives performance and facilitates retention of superior talent. We believe that equity-based compensation aligns the executives’ interests with those of our stockholders. In 2016, the annual equity grant made up 66% of Mr. Klein’s annual total target compensation and 54% (on average) of the other NEOs’ annual total target compensation. The Compensation Committee approved the following equity-based compensation, as part of the 2016 annual equity grants:

•	Annual equity awards consisted of performance share awards (PSAs), restricted stock units (RSUs) and stock options.

•

PSAs will be settled in Company stock only if the performance goals set for the cumulative three- year performance period are met. In 2016, the goals were based on EPS (weighted 75%) and ROIC (weighted 25%) for the period January 1, 2016 through December 31, 2018;

•	The RSUs granted in 2016 are time-vested awards that will be settled in Company stock, in three equal annual installments, assuming the NEO remains employed through each vesting date; and

•

Stock options allow the NEOs to purchase Company stock at the market price set on the grant date. The stock options granted in 2016 will vest in three equal annual installments, assuming the NEO remains employed through each vesting date, and expire ten years from the grant date.

Incentive compensation drives increasing profits and returns. The Compensation Committee continues to believe that linking compensation to certain performance metrics results in increased profits and stronger returns, which supports improving stockholder returns. The vast majority of compensation awarded to NEOs is dependent upon Company performance. In 2016, the Compensation Committee modified the goals used for determining annual incentive awards and set challenging performance goals in connection with the annual incentive awards and PSAs:

•

The Compensation Committee modified the annual incentive award goals by adding a third goal that focused on the Company’s strategic initiatives to increase operating efficiency, margins and sales (see pages 28-29 for further information about these changes). The 2016 annual incentive awards were based on the following metrics:

•	EPS, ROIC and Working Capital Efficiency (WCE) were metrics used for Messrs. Klein, Wyatt, Biggart and, for a portion of the year, Fink;

•	MasterBrand Cabinets’ Operating Income (OI), Operating Margin (OM) and WCE were metrics used for Mr. Randich; and

•	Moen’s OI, Sales Above Market and WCE were metrics used for the portion of the year for Mr. Fink when he began serving as President of that business unit.

•	The metrics for three year PSAs were EPS and ROIC for all NEOs.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Base salary represents the smallest portion of total target compensation. The Compensation Committee continuously makes efforts to appropriately balance fixed (base salary) and variable (annual cash and equity incentives) compensation for each NEO.

•	In 2016, fixed compensation represented 15% and variable compensation represented 85% of Mr. Klein’s annual total target compensation; and

•	In 2016, fixed compensation represented 27% (on average) and variable compensation represented 73% (on average) of the remaining NEOs’ annual total target compensation.

The following chart summarizes annual total target compensation awarded to each NEO in 2016:

	Summary of 2016 NEO Annual Target Compensation

Named Executive Officer	2016 Annual Base Salary(1)	2016 Annual Incentive Target Value	2016 Long- Term Incentive Award Target Value(2)	2016 Total Target Compensation
Christopher J. Klein	$1,100,000	$1,430,000	$5,000,000	$7,530,000
E. Lee Wyatt, Jr.	$775,000	$658,750	$1,900,000	$3,333,750
David M. Randich	$590,000	$413,000	$1,250,000	$2,253,000
Nicholas I. Fink	$510,000	$331,500	$1,050,000	$1,891,500
Robert K. Biggart	$485,000	$315,250	$900,000	$1,700,250

(1)	The amounts listed in this column reflect annual base salary effective March 1, 2016 for all NEOs.

(2)	Includes the value of the annual target incentive equity awards, expressed as the aggregate grant date value of PSAs (at target), stock options and RSUs, as determined using the assumptions found in note 13 to the consolidated financial statement contained in the Company’s Form 10-K for the year ended December 31, 2016.

The Board believes that this approach to our compensation program, along with our leading market positions and structural competitive advantages, has allowed our Company to continue to outperform the market for our products in the continued housing market recovery.

RESULTS OF THE 2016 SAY-ON-PAY VOTE

In 2016, we sought an advisory vote from our stockholders on NEO compensation (commonly referred to as “Say-on-Pay”). More than 97% of the votes cast for the Say-on-Pay vote were in support of the Company’s executive compensation program. Even with this strong endorsement of the Company’s pay practices, the Compensation Committee believes that it is essential to regularly review the executive compensation program. In 2016, the Compensation Committee concluded that the compensation program provides rewards that it believes motivate our NEOs to maximize long-term stockholder value and encourage long-term retention. Accordingly, the Compensation Committee did not make any changes to the design of the Company’s executive compensation program in response to the 2016 Say-on-Pay vote. However, the Compensation Committee regularly evaluates the Company’s executive compensation programs and makes adjustments as it deems appropriate.

In 2016, the Compensation Committee changed the performance metrics used to determine 2016 annual cash incentive awards (see pages 28-29 for information about this change) and approved changes to the Company’s peer group to be used when evaluating 2017 executive compensation decisions (see pages 23-24 for information about this change).

In addition, at the end of 2016, the pension program, which Mr. Klein participated in, was frozen. In early 2017, the Compensation Committee also evaluated the metrics used in the Company’s short-term and long-term incentive programs and changed the metrics for 2017-2019 PSAs which eliminated any duplication between the short-term and long-term performance metrics (see page 30 for information about this change).

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

PHILOSOPHY AND PROCESS FOR AWARDING NEO COMPENSATION

Philosophy of the Executive Compensation Program

We strongly believe that executive compensation should be closely tied to Company performance. Our executive compensation programs are designed to reward NEOs for the achievement of both short-term and long- term strategic and operational goals that lead to the creation of long-term stockholder value, while at the same time avoid incentives that encourage unnecessary or excessive risk taking. To accomplish this, the Compensation Committee has designed an executive compensation program that it believes:

•	Creates and reinforces a pay-for-performance culture;

•	Aligns management’s interests with those of the Company’s stockholders;

•	Attracts, retains and motivates superior talent through competitive compensation;

•	Provides incentive compensation that promotes performance without encouraging excessive risk taking; and

•	Recognizes the cyclical nature of our business.

Maintaining a Competitive Compensation Program

Peer Groups and Market Data

When setting annual NEO compensation, the Compensation Committee uses compensation data from a group of similarly sized peer companies to evaluate compensation arrangements against those of the Company (the “Peer Group”). Annually, the Compensation Committee reviews and assesses the appropriateness of the Peer Group. The Compensation Committee did not make any modifications to the composition of the Peer Group used for evaluating 2016 executive compensation decisions. The Peer Group consisted of 19 consumer or housing product companies with a median 2015 revenue of $4.16 billion and median 2015 market capitalization for publicly-traded peers of $6.21 billion which aligns with the Company’s 2015 revenue of $4.58 billion and 2015 market capitalization of $8.89 billion. The Peer Group consisted of the following companies:

Andersen Corporation	Lennox International Inc.	Pella Corporation
A.O. Smith Corporation	Masco Corporation	RPM International Inc.
Armstrong World Industries, Inc.	Mohawk Industries, Inc.	Stanley Black & Decker, Inc.
Fastenal Company	Newell Rubbermaid Inc.	The Sherwin-Williams Company
Jarden Corporation	Nortek, Inc.	USG Corporation
Kohler Co.	Owens Corning Inc.	The Valspar Corporation
Leggett & Platt, Incorporated

Meridian provided the Compensation Committee with competitive data utilizing the Peer Group proxy data and Aon Hewitt provides revenue size-adjusted competitive data from its general industry database. For Messrs. Klein and Wyatt, the Peer Group was the primary market data source for evaluating 2016 base salary, annual cash incentive awards and long-term incentive awards, given the availability of chief executive officer and chief financial officer compensation data in public filings, with the compensation survey data providing a supplemental viewpoint. For our other NEOs, the Compensation Committee reviewed both the Peer Group proxy data, when available, and compensation survey data when evaluating the 2016 base salary, annual cash incentive awards and long-term incentive awards. Throughout the CD&A, the compensation data used by the Compensation Committee is referred to as “market data.”

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The Compensation Committee believes that compensation decisions are complex and require a deliberate review of Company performance, peer compensation levels, experience of individual executives, and individual performance. In determining executive compensation, the Committee considers all forms of compensation and benefits, and uses appropriate tools – such as tally sheets and market data – to review the value delivered by each component of compensation to each executive. Accordingly, the Compensation Committee may determine that with respect to any individual it is appropriate for total target compensation or any particular element of compensation to meet, exceed or fall below the 50th percentile of the market data. The factors that might influence the amount of compensation awarded include market competition for a particular position, retention considerations, an individual’s performance, possession of a unique skill or knowledge set, proven leadership capabilities or other business experience, tenure with the Company and internal pay equity.

Fortune Brands was added to the S&P 500 Index in June 2016. Due to this change and the Company’s continued revenue growth and increased market capitalization, the Compensation Committee engaged Meridian to re-evaluate the Company’s Peer Group to be used when evaluating 2017 executive compensation decisions. Based on Meridian’s recommendations, the Committee made modifications to the composition of the Peer Group by excluding Fastenal Company (due to the different nature of its business), companies that are not publicly-traded (Andersen Corporation, Kohler Co. and Pella Corporation) and companies that were recently acquired or pending acquisition (Jarden Corporation, Nortek, Inc. and Valspar Corporation). Eight new S&P 500 companies were added to the group based on their classification as cyclical companies with revenue (median 2015 revenue $6.18 billion) and market capitalization (median 2015 market capitalization $10.1 billion) more aligned to the Company. The 2017 Peer Group consisted of the following companies:

Armstrong World Industries, Inc.	Leggett & Platt, Incorporated	Pentair plc
Allegion plc	Lennox International Inc.	RPM International Inc.
A.O. Smith Corporation	Masco Corporation	The Sherwin-Williams Company
Ball Corp.	Mohawk Industries, Inc.	Snap-On Inc.
Borgwarner Inc.	Newell Brands Inc.	Stanley Black & Decker, Inc.
Dover Corp.	Owens Corning Inc.	USG Corporation
Ingersoll-Rand Plc	Parker-Hannifin Corp.

Evaluating NEO Performance

At the end of each year, the Compensation Committee, in conjunction with the non-management members of the Board, conducts a formal evaluation of the Company’s Chief Executive Officer (the “CEO”) to analyze his performance against strategic, financial and operational goals established at the beginning of the year. The Compensation Committee then sets the CEO’s total target compensation. The CEO reviews and evaluates each of the other NEOs relative to their performance against strategic, financial and operational goals established at the beginning of the year and then presents his evaluations to the Compensation Committee. The Compensation Committee evaluates the CEO’s recommendations and then independently sets each of the other NEO’s total target compensation.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Maintaining Best Practices Regarding Executive Compensation

The Compensation Committee maintains policies and procedures for itself and for certain of the Company’s executives, including the NEOs, many of which it believes represent best practices in corporate governance.

What We Do

✓         Pay-for-PerformanceA significant portion of NEO annual total target compensation is tied to Company performance. In 2016, 85% of Mr. Klein’s and 73% (on average) of all other NEOs’ annual total target compensation was pay-at-risk.

✓ ClawbackPolicy The Company may recover all or part of annual cash incentives and equity incentive compensation under certain circumstances.

✓         AnnualAssessment and Mitigation of Risks The Compensation Committee annually assesses whether our compensation programs, plans and awards are designed and working in a way that discourages excessive risk taking.

✓         Double-Triggerin Change in Control Severance benefits are payable upon a change in control only if there is also a qualifying termination of employment. Our equity award agreements also include double-trigger provisions.

✓ MaximumPayouts on Incentives Annual cash incentive awards and PSAs are capped at 200%.	✓ TallySheets Tally sheets and wealth accumulation analyses are reviewed annually before making compensation decisions.

✓         StockOwnership Guidelines We maintain rigorous stock ownership guidelines for NEOs. Multiple of base salary required:

CEO = 6

CFO = 4

Other NEOs = 3

Executives are required to hold 50% of net shares from the vesting of PSAs and RSUs until the ownership requirement is met.

✓ IndependentCompensation Consultant Meridian advises the Compensation Committee on executive compensation matters. Meridian is prohibited from performing services for management.

What We Don’t Do
× No Employment Contracts NEOs and other executive officers are employees “at will.” The Company does not have employment contracts with any of its NEOs or other executive officers.

×          No Hedging or Pledging Directors, NEOs and other officers are prohibited from hedging, pledging or otherwise encumbering shares of the Company’s common stock, including holding shares in a margin account.

× No Tax Gross Ups NEOs and other executive officers are not entitled to tax gross ups in the event of a change in control and related termination or for perquisites (other than relocation expenses).

×          No Backdating or Repricing of Stock Options Stock options are never backdated or issued with below-market prices. Repricing of underwater stock options without stockholder approval is prohibited (except in the event of certain extraordinary corporate events).

×          No Excessive Perquisites Perquisites are limited to the executive health program, which includes an annual physical, and other benefits generally available to employees, such as company product purchase programs. The CEO and CFO have limited personal use of Company aircraft, however, each must reimburse the Company for such use.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

TYPES AND AMOUNTS OF NEO COMPENSATION AWARDED IN 2016

Summary of Executive Compensation Elements

As part of the 2016 annual target compensation, the Company provided both fixed (base salary) and variable (annual cash and equity incentives) compensation to the NEOs. The vast majority of compensation is at risk to each NEO because the compensation that is actually paid may vary from the target compensation that was awarded by the Compensation Committee and the payment is dependent upon Company (or individual operating company) performance or stock price performance. The amount of target total compensation at risk was significantly more than the amount of base salary for each NEO. Also, the majority of target total compensation awarded in 2016 to each NEO was in the form of equity. The following charts show each element of 2016 annual target compensation, including the mix of short-term and long- term incentives, as well as the amount of pay-at-risk for the CEO and for the other NEOs (on average). Retention awards are excluded from the chart.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

The following chart summarizes the material elements of the Company’s 2016 executive compensation program. Further details regarding each of the elements are provided in the discussion that follows the chart.

Executive Compensation Program
	Element	Key Characteristics	Why We Pay This Element	How We Determine Amount	2016 Decisions
Fixed	Base Salary	Fixed cash compensation.	To attract, retain and motivate superior talent.

Starts with market data. Adjusted based on individual performance, proven leadership capabilities, other business experience, possession of a unique skill or knowledge set, internal pay equity, tenure or retention.

Salary increases ranged from 3.2-5.4%.
Pay-At-Risk	Annual Incentive Awards (Bonus)	Variable cash compensation. Percentage of base salary based on the achievement of annual performance goals.	To align overall Company and operating company performance directly with cash compensation.	The target percentage of base salary is determined based on job scope, market data and internal pay equity. Actual payouts based on the achievement of performance goals and can range from 0% to 200%.

5% increase in target bonus for Messrs. Klein, Randich and Biggart.

EPS, ROIC and WCE performance goals resulted in a 113.9% payout for Messrs. Klein, Wyatt, Biggart and Fink (for a portion of the year).

MasterBrand Cabinets OI, OM and WCE performance goals resulted in a 91.3% payout for Mr. Randich.

Moen OI, Sales above Market and WCE performance goals resulted in a 98.9% payout for Mr. Fink (for a portion of the year).

	Performance Share Awards (PSAs)	Equity compensation. Number of shares paid based on achievement of three year cumulative performance goals. Value of PSAs is variable based on long- term stock price growth.	To focus management on long-term Company performance and results. To align management’s interest with stockholders’ interests. Long-term incentives support our business strategy.	Based on job scope, market data and individual performance. Actual payouts based on the achievement of three year performance goals and can range from 0% to 200%.	One-third of the value of the total equity award was granted in the form of PSAs. Based on cumulative EPS and average ROIC for the period January 1, 2016-December 31, 2018.
	Stock Options	Equity compensation. Time-vested over three years (assuming continued employment) Value of stock options is variable based on long-term stock price growth. Expire in ten years.	To focus management on long-term stock price growth. To align management’s interests with stockholders’ interests. Long-term incentives support our business strategy.	Based on job scope, market data and individual performance.	One-third of the value of the total equity award was granted in the form of stock options.
Restricted Stock Units (RSUs)

Equity compensation.

Time-vested over three years, except for the retention award made to Mr. Wyatt, which is time-vested through December 2017.

Value of RSUs is variable based on long- term stock price growth.

			To encourage retention and focus management on long-term stock price growth. To align management’s interests with stockholders’ interests. Long-term incentives support our business strategy.	Based on job scope, market data and individual performance.	One-third of the value of the total equity award was granted in the form of RSUs. Retention award granted to Mr. Wyatt.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Compensation Provided to NEOs in 2016

Base Salary

In setting 2016 base salary levels, the Compensation Committee (together with Mr. Klein for the NEOs other than himself) considered market data, the individual performance and the competitiveness of total direct compensation of each NEO. In 2016, each of the NEOs received an annual base salary increase ranging from 3.2-5.4%.

NEO Base Salary
Named Executive Officer	2016	2015	% Increase
Christopher J. Klein	$1,100,000	$1,060,000	3.8%
E. Lee Wyatt, Jr.	$775,000	$747,000	3.7%
David M. Randich	$590,000	$560,000	5.4%
Nicholas I. Fink	$510,000	$485,000	5.2%
Robert K. Biggart	$485,000	$470,000	3.2%

Annual Cash Incentive

The Compensation Committee believes that annual cash incentive awards reinforce a pay-for-performance culture because the payment is based on the Company’s financial results. Annually, the Compensation Committee sets the percentage of base salary used to determine each NEO’s cash incentive, as well as target, minimum and maximum performance goals for the Company and each operating company. The annual incentive payouts are based on the achievement of performance goals set at the beginning of the year and can range from 0% to 200%.

In 2016, the Compensation Committee considered market data and the individual performance of each of the NEOs and decided to increase the percentage of base salary used to determine Mr. Klein’s annual cash incentive award from 125% to 130%, Mr. Randich’s annual cash incentive award from 65% to 70% and Mr. Biggart’s annual cash incentive award from 60% to 65%. These increases were made to better align the annual cash incentive awards to the market data for similar positions and were made in recognition of the NEO’s performance. The Compensation Committee did not make any other increases in the percentages used to determine the annual cash incentive awards for the other NEOs. The Compensation Committee believes that the percentage of base salary levels were competitive compared to the market data. The percentage of base salary for each NEO for 2016 was:

Named Executive Officer	Percentage of Base Salary
Christopher J. Klein	130%
E. Lee Wyatt, Jr.	85%
David M. Randich	70%
Nicholas I. Fink	65%
Robert K. Biggart	65%

In 2016, the Compensation Committee decided to alter the performance goals used to determine annual cash incentive awards. The Compensation Committee decided to increase the number of performance metrics from two to three and refined the goals to increase focus on the Company’s strategic initiatives to increase operating efficiency, margins and sales. As a result, the 2016 performance goals used to determine annual incentive awards were set as follows:

•

For Messrs. Klein, Wyatt, Biggart and for a portion of the year, Mr. Fink, Fortune Brands’ EPS (weighted 60%), ROIC (weighted 20%) and company-wide WCE (weighted 20%), as compared to the 2015 performance goals of EPS (weighted 75%) and ROIC (weighted 25%).

•	For Mr. Randich, MasterBrand Cabinets’ OI (weighted 60%), OM (weighted 20%) and WCE (weighted 20%), as compared to the 2015 performance goals of OI (weighted 75%) and WCE (weighted 25%).

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•

For Mr. Fink, Moen’s OI (weighted 60%), Sales Above Market (weighted 20%) and WCE (weighted 20%) for the portion of the year that he served as President of Global Plumbing Group, as compared to Moen’s 2015 performance metrics of OI (weighted 75%) and RONTA (weighted 25%).

The Compensation Committee believed that including a WCE goal reflects the importance of increasing efficiency and inventory control throughout the Company, using an OM goal for MasterBrand Cabinets focuses executives on increasing our businesses operating efficiency and pricing strategies and using a Sales Above Market goal (Sales) for Moen reflects the importance of increasing sales of our most profitable business. The Compensation Committee believes that these metrics focus executives on maximizing long-term stockholder value (EPS), operational efficiency (ROIC, OM and WCE) and profitability (OI, OM and Sales).

The Compensation Committee set minimum, target and maximum annual performance goals used to determine each NEO’s annual cash incentive award. To establish challenging performance goals under the annual incentive program, the Compensation Committee reviewed the target performance goals and actual results for awards paid in 2015 and considered its 2016 expected growth rate in the home products market as well as key assumptions relating to share gains, pricing, material inflation and productivity. The performance goals, at the minimum, target and maximum payout levels, were intended to be challenging and required superior performance. The following table sets forth the target performance measures, the actual performance results, the percentage payout and the amounts paid to each NEO for the 2016 annual cash incentive awards:

2016 Annual Cash Incentive Performance Goals and Results

	Performance Measures and Goals(1)		Results and Award

Named Executive Officer	Performance Measures	Target Performance Measure	Actual Performance(2)	% of Payout	Amount Paid
Christopher J. Klein	EPS	$2.46	$2.60	113.9%	$1,628,770
	ROIC WCE	12.3% 15.2%	12.5% 15.0%
E. Lee Wyatt, Jr.	EPS	$2.46	$2.60	113.9%	$750,316
	ROIC WCE	12.3% 15.2%	12.5% 15.0%
David M. Randich(3)	OI	$283	$260.3	91.3%	$377,069
	OM WCE	11.2% 12.1%	10.9% 11.9%
Nicholas I. Fink(4)	EPS	$2.46	$2.60	113.9%	$355,841
	ROIC WCE	12.3% 15.2%	12.5% 15.0%
	OI Sales(5) WCE	$314.1 1.5% 16.9%	$332.1 0% 16.3%	98.9%
Robert K. Biggart	EPS ROIC WCE	$2.46 12.3% 15.2%	$2.60 12.5% 15.0%	113.9%	$359,070
(1)	OI target performance measures and actual performance results are shown in millions.

(2)	EPS, ROIC, OI and OM actual performance were adjusted to exclude the effect of currency fluctuations. EPS and ROIC actual performance were adjusted to exclude the effect of the adoption of FASB ASU 2016-09.

(3)	Mr. Randich’s goals related to MasterBrand Cabinet’s performance.

(4)	Mr. Fink’s award was pro-rated based on Fortune Brands’ company-wide performance metrics for the period January to July and Moen’s performance metrics for the remainder of the year.

(5)	Sales Above Market was determined by calculating the percentage change in Moen’s annual sales in excess of the percentage 2016 sales growth in the plumbing market.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Long-Term Incentive Awards

The Compensation Committee believes that equity awards both align management’s interests with those of stockholders and reinforce a pay-for-performance culture. The 2016 target equity-based compensation represented 66% of Mr. Klein’s and 54% (on average) of the other NEOs’ annual total target compensation.

In setting 2016 target long-term incentive awards, the Compensation Committee (together with Mr. Klein for NEOs other than himself) considered market data, the individual performance and the competitiveness of total direct compensation of each of the NEOs. In addition, Messrs. Klein’s and Randich’s target value were increased to reward their individual performance and better align their long-term incentive compensation to the market data for similar positions. The target long-term incentive award value of each NEO’s 2016 equity-based awards was as follows and was comprised equally of PSAs (with the PSAs valued assuming achievement of the target performance level), RSUs and stock options:

Named Executive Officer	2016 Equity Award Value	2015 Equity Award Value	% Increase
Christopher J. Klein	$5,000,000	$4,615,000	8.3%
E. Lee Wyatt, Jr.	$1,900,000	$1,850,000	2.7%
David M. Randich	$1,250,000	$1,100,000	13.6%
Nicholas I. Fink	$1,050,000	$1,000,000	5%
Robert K. Biggart	$900,000	$850,000	5.9%

Performance Share Awards: In 2016, one-third of the total target long-term incentive award value granted to the NEOs was made in the form of PSAs. The PSAs will be settled in shares of the Company’s common stock only if the Company achieves specified EPS (weighted 75%) and ROIC (weighted 25%) goals during the cumulative performance period from January 1, 2016 through December 31, 2018, with vesting ranging from 0% to 200% of the target award based on performance. No shares will be paid unless the minimum established performance goals are achieved and payout, if any, will not occur until early in 2019, following completion of the performance period and certification of the performance results by the Compensation Committee.

The EPS and ROIC goals were intended to be challenging and require superior performance at the minimum, target and maximum payout levels. The Compensation Committee believes that awarding PSAs with a cumulative three year performance goal drives long-term sustained growth and, as a result, management is rewarded if the long-term growth goals are met or exceeded. In establishing performance goals for PSAs, the Compensation Committee considered the Company’s strategic operating plan, the expected 3-year compound market growth rate, as well as key assumptions relating to share gains, pricing, material inflation and productivity. The Compensation Committee based the performance goals on EPS and ROIC because it believes that these metrics are core drivers of the Company’s performance and align the interests of management with the interest of our stockholders. While EPS and ROIC are utilized in both short-term and long-term incentive awards, the short-term incentive awards include an additional operational metric (Working Capital Efficiency). The short-term incentive awards were based 60% on EPS, 20% on ROIC and 20% on WCE over a one year period. The long-term incentive awards were based on 75% on EPS and 25% ROIC over a cumulative three year period. The Compensation Committee based the performance goals on EPS and ROIC because it believed that the combined use of these metrics reflect sustainable growth and stronger returns.

The Compensation Committee annually evaluates and approves the metrics used in the Company’s short-term and long-term incentive compensation programs. In February 2017, the Compensation Committee evaluated the metrics used by the Company and its peers and decided to change the performance metrics used to determine the long-term incentive awards granted in 2017 to be based on EBITDA (earnings before interest, tax, depreciation and amortization) weighted 75% and RONTA (return on net tangible assets) weighted 25%, each over a cumulative three year period. This change in long term goals eliminated any duplication that existed in prior awards between the short-term and long-term performance metrics.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

RSUs and Stock Options: One-third of the total target long-term incentive award value granted to the NEOs in 2016 was made in the form of RSUs and one-third was made in the form of stock options. The Compensation Committee believes that both RSUs and stock options further focus management on increasing stockholder returns and align the interests of management with stockholders.

RSUs awarded as part of the 2016 annual equity grant, vest in three equal annual installments, assuming the NEO remains employed through each annual vesting date. RSUs serve as a long-term retention device in a cyclical business, as an executive must remain employed with the Company through each of the three annual vesting dates to receive all of the shares. The Compensation Committee also believes that the value of RSUs is at risk to the NEOs because the value of RSUs will fluctuate based on the Company’s stock price and only grows when the Company’s long-term stock price increases.

Stock options granted in 2016 vest in three equal annual installments, assuming the NEO remains employed through each annual vesting date, and expire ten years from the date of grant. The Compensation Committee believes that stock options are performance-based because the value of stock options grows when the Company’s long-term stock price increases. The value of stock options is at risk to the NEOs as they only realize a value if the Company’s stock price increases after the grant date.

Retention Equity Award

In March 2016, the Compensation Committee granted 40,000 RSUs (with a grant date value of $2,047,000) to Mr. Wyatt as a retention device. The Compensation Committee believes that this equity award will serve to retain Mr. Wyatt through each of the three vesting dates as he helps in the transition to a new chief financial officer upon his retirement. For this award, the Compensation Committee approved the following vesting schedule: 25% of the award vested in December 2016, 25% will vest in June 2017 and the remaining fifty 50% percent will vest in December 2017.

2014-2016 Performance Share Awards Payout

In 2014, the Compensation Committee awarded all of the then-serving NEOs PSAs to be settled in early 2017 if the Company achieved certain EPS and ROIC goals during the cumulative performance period from January 1, 2014 through December 31, 2016, with EPS weighted 75% and ROIC weighted 25%. The Compensation Committee certified a payout level of 80.9%. The target goals for cumulative EPS and average ROIC from January 1, 2014 through December 31, 2016 and the Company’s actual results were as follows:

2014-2016 PSA Target EPS and ROIC Goals and Results
Metric	Target	Actual Performance	% of Payout
EPS (75%)	$6.77	$6.56	80.9%
ROIC (25%)	12.4%	11.7%

Based on the achievement of the 2014-2016 EPS and ROIC performance goals, all of the eligible NEOs received the following number of shares of Company common stock pursuant to the terms of the award agreements:

Named Executive Officer	Shares Granted
Christopher J. Klein	24,836
E. Lee Wyatt, Jr.	10,193
David M. Randich	5,986
Robert K. Biggart	4,773

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Benefits

Retirement

All of the NEOs are eligible for retirement benefits through the Fortune Brands Home & Security Retirement Savings Plan (the “Savings Plan”), a tax-qualified defined contribution 401(k) plan. The Compensation Committee believes that the Savings Plan benefits are consistent with competitive pay practices, and are an important element in attracting and retaining talent in a competitive market.

Mr. Klein is the only NEO eligible for retirement benefits through the Moen Incorporated Pension Plan, a tax-qualified defined benefit pension plan. Benefit accruals under the Moen Incorporated Pension Plan were frozen effective January 1, 2017, which means that participants, including Mr. Klein, no longer accrue additional benefits. Due to their respective hire and/or transfer dates, Messrs. Wyatt, Randich, Fink and Biggart are not eligible to participate in any of the Company’s tax-qualified defined benefit plans. In addition to its tax-qualified plans, the Company provides non-qualified supplemental retirement benefits for accruals or contributions that would have been made under the tax-qualified plans but for limitations imposed by the Code. Please see the narratives that follow the “2016 Pension Benefits” table on pages 38-39 of this Proxy Statement for further information regarding these retirement plans. The Company also provides a non-qualified deferred compensation plan, which allows executives to defer a portion of their cash compensation and RSU awards, however, none of the NEOs elected to make any deferrals in 2016.

Severance

The Company has Agreements for the Payment of Benefits Following Termination of Employment (the “Severance Agreements”) with each NEO. Under the terms of the Severance Agreements, each NEO is entitled to severance benefits upon a qualifying termination of employment (i.e., termination by the Company without “cause” or by the NEO for “good reason”).

The Compensation Committee believes that these Severance Agreements help accomplish the Company’s compensation objectives of attracting and retaining superior talent. The Compensation Committee also believes that it is appropriate to provide executives with the protections afforded by these Severance Agreements and that these Severance Agreements promote management independence and help focus the attention of executive officers on the Company’s business in the event of a change in control.

All of the Agreements contain “double-trigger” change in control provisions, which means that there must be both a change in control of the Company (or applicable operating company) and a qualifying termination of employment (i.e., termination by the Company without “cause” or by the NEO for “good reason”) before any enhanced benefits can be paid following a change in control. The NEOs are not entitled to any tax gross ups under the Agreements, including those related to the “golden parachute” excise tax under the Code. Please see the “Potential Payments Upon Termination or Change in Control” table, as well as the narratives that follow for further information regarding the Severance Agreements and the treatment of outstanding equity upon a qualifying termination of employment or a change in control on pages 40 to 42.

Perquisites

The Company provides a limited number of perquisites. The Compensation Committee authorized limited annual use of Company aircraft by Messrs. Klein and Wyatt. In 2016, Mr. Klein and Mr. Wyatt reimbursed the Company for any personal use of Company aircraft, equivalent in amount to the cost of a first class ticket for each passenger on these flights. The Company’s executive health program makes annual medical examinations available to certain executives, including each of the NEOs, because the health of the NEOs is important to the Company. The Company also provides broad-based plans which are generally available to employees such as reimbursement of certain relocation expenses incurred when the Company requires an employee to relocate, a match on charitable contributions and company product purchase programs.

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Policies

Clawback Policy

The Company has a policy that allows it to recoup all or part of annual cash incentives or PSAs if there is a:

(1) significant or material restatement of the Company’s financial statements covering any of the three fiscal years preceding the grant or payment, or (2) restatement of the Company’s financial statements for any such year which results from fraud or willful misconduct committed by an award holder. The Company also includes the right to recoup all or part of an executive’s other equity awards in the terms and conditions of the awards.

Stock Ownership Guidelines

The Company maintains the following stock ownership guidelines for NEOs and other executives, which require them to hold a number of shares equal to a multiple of their annual base salary. The ownership guidelines are as follows:

Position	Stock Ownership Level as a Multiple of Base Salary
Chief Executive Officer	6
Chief Financial Officer	4
Operating Company Presidents	3
Senior Vice Presidents	3
Vice Presidents	1

Executives have five years from the date of hire or date of promotion to acquire the requisite amount of stock and are required to hold 50% of net shares acquired from the vesting of PSAs or RSUs until the ownership guidelines are met. All of the NEOs currently satisfy the stock ownership guidelines.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Compensation Committee

Ann F. Hackett, Chair

Susan S. Kilsby

A. D. David Mackay

John G. Morikis

Norman H. Wesley

2016 EXECUTIVE COMPENSATION

2016 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
	A	B	C	D	E	F	G	H	I
Christopher J. Klein	2016	1,093,333	0	3,335,760	1,666,240	1,628,770	770,000	403,518	8,897,622
Chief Executive Officer	2015	1,055,000	0	3,072,524	1,538,325	1,392,575	293,000	273,315	7,624,739
	2014	1,025,000	0	2,770,982	1,382,796	865,200	1,393,000	310,050	7,747,028
E. Lee Wyatt, Jr.	2016	770,333	0	3,318,250	633,730	750,316	0	211,497	5,684,127
Senior Vice President and Chief Financial Officer	2015	743,333	0	1,230,918	616,491	667,333	0	126,108	3,384,182
	2014	718,500	0	1,137,276	566,154	431,375	0	170,564	3,023,869
David M. Randich	2016	585,269	0	833,940	416,560	377,069	0	17,489	2,230,327
President, MasterBrand Cabinets	2015	574,808	0	3,003,984	366,876	479,388	0	21,631	4,446,687
	2014	507,500	0	667,924	333,558	49,823	0	21,693	1,580,498
Nicholas I. Fink*	2016	505,833	0	701,730	350,520	355,841	0	82,501	1,996,425
President, Global Plumbing Group	2015	282,917	0	1,761,226	333,600	331,328	0	252,765	2,961,836
Robert K. Biggart	2016	482,500	0	600,030	299,720	359,070	0	80,403	1,821,723
Senior Vice President, General Counsel and Secretary	2015	466,667	0	562,978	283,284	296,382	0	71,306	1,680,617
	2014	450,000	0	532,534	267,102	189,000	0	107,761	1,546,397
*	Mr. Fink served as Senior Vice President, Global Growth and Development of Fortune Brands from June 2015 until July 2016 when he became President of the Global Plumbing Group.

(1)	Stock Awards: The amounts listed in column D for 2016 represent the aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 for RSUs and PSAs granted in 2016. For assumptions used in determining these values, see note 13 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (“Form 10-K”).

The amounts included in this column for the PSAs granted during 2016 are calculated based on the probable outcome that the target performance level will be achieved. Assuming the highest level of performance is achieved, the maximum grant date fair value for the PSAs granted during 2016 is: $3,335,760 for Mr. Klein, $1,271,250 for Mr. Wyatt, $833,940 for Mr. Randich, $701,730 for Mr. Fink and $600,030 for Mr. Biggart.

(2)	Option Awards: The amounts listed in column E for 2016 reflect the aggregate grant date fair values calculated in accordance with FASB ASC Topic 718 for stock options granted in 2016. For assumptions used in determining these values, see note 13 to the consolidated financial statements contained in the Company’s Form 10-K.

(3)	Non-Equity Incentive Plans: Column F lists amounts earned as annual cash incentives.

(4)	Change in Actuarial Value of Pension Benefits: Column G includes the change in actuarial value of Mr. Klein’s tax-qualified and non-qualified defined benefit pension plan benefits. The increase in Mr. Klein’s accrued pension benefit in 2016 is due to a decrease in the discount rate, a new mortality assumption and the benefits being calculated using five-year average pay. The narrative and footnotes following the 2016 Pension Benefits table on page 38 provide additional detail about the pension plan. Messrs. Wyatt, Randich, Fink and Biggart are not eligible to participate in any of the Company’s defined benefit pension plans.

(5)	Perquisites and All Other Compensation: The amounts in column H include the following:

(a)	Matching Contributions to the Savings Plan. Matching contributions for 2016 to the Savings Plan were made: by Home & Security, $11,925 for Messrs. Klein, Wyatt, Fink and Biggart; and by MasterBrand Cabinets, $11,925 for Mr. Randich.

(b)	Profit Sharing Contributions to the Savings Plan. Profit sharing contributions for 2016 to the Savings Plan were made by Fortune Brands in the amount of $18,098 for Messrs. Klein, Wyatt, Fink and Biggart.

(c)	Profit Sharing Contributions to the FBHS Supplemental Plan. The following contributions were made to the Fortune Brands Home & Security, Inc. Supplemental Plan (the “FBHS Supplemental Plan”) for 2016: $166,568 for Mr. Klein, $87,950 for Mr. Wyatt, $42,912 for Mr. Fink and $38,541 for Mr. Biggart. These contributions would have been made under the Savings Plan but for the limitations on compensation imposed by the Code. These amounts were credited to executives’ accounts in early 2017.

(d)	Premiums for Life Insurance and Executive Disability: The amounts set forth in column H include the dollar value of all life insurance premiums paid by the applicable employer in 2016. These amounts were: $8,645 for Mr. Klein; $16,246 for Mr. Wyatt; $2,276 for Mr. Randich; $2,279 for Mr. Fink; and $7,533 for Mr. Biggart. The column also includes the dollar value of executive long-term disability premiums paid by the applicable employer in 2016.

(e)	Other: In 2016, limited use of the Company’s aircraft was provided to Messrs. Klein and Wyatt, who each reimbursed the Company for their personal use in an amount equivalent to the cost of a first class ticket for each passenger on these flights. The calculation of incremental cost of personal aircraft usage is based on variable costs to the Company, including fuel costs, crew expenses, landing fees and other miscellaneous variable costs. In 2016, the Company’s incremental cost for personal use of Company aircraft not reimbursed by Mr. Klein was $193,511 and by Mr. Wyatt was $67,766, which amounts are reflected in column H.

Also included in column H for each NEO are costs associated with the Company’s executive health program.

2016 EXECUTIVE COMPENSATION (CONTINUED)

2016 GRANTS OF PLAN-BASED AWARDS
Name and Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Value of Stock and Option Awards ($)(1)
	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Klein
02/29/2016(2)	$0	$1,430,000	$2,860,000
02/29/2016(3)								131,200	$50.22	$1,666,240
02/29/2016(4)							32,800			$1,667,880
02/29/2016(5)				0	32,800	65,600				$1,667,880
E. Lee Wyatt, Jr.
02/29/2016(2)	$0	$658,750	$1,317,500
02/29/2016(3)								49,900	$50.22	$633,730
02/29/2016(4)							12,500			$635,625
02/29/2016(5)				0	12,500	25,000				$635,625
03/11/2016(6)							40,000			$2,047,000
David M. Randich
02/29/2016(2)	$0	$413,000	$826,000
02/29/2016(3)								32,800	$50.22	$416,560
02/29/2016(4)							8,200			$416,970
02/29/2016(5)				0	8,200	16,400				$416,970
Nicholas I. Fink
02/29/2016(2)	$0	$331,500	$663,000
02/29/2016(3)								27,600	$50.22	$350,520
02/29/2016(4)							6,900			$350,865
02/29/2016(5)				0	6,900	13,800				$350,865
Robert K. Biggart
02/29/2016(2)	$0	$315,250	$630,500
02/29/2016(3)								23,600	$50.22	$299,720
02/29/2016(4)							5,900			$300,015
02/29/2016(5)				0	5,900	11,800				$300,015

(1)	For stock options awarded on February 29, 2016, the grant date fair value is based on the Black-Scholes value of $12.70. The grant date fair value of PSAs and RSUs is determined based upon the average of the high and low prices of the Company’s common stock on the grant date (for February 29, 2016 awards, $50.85 and for March 11, 2016 award to Mr. Wyatt, $51.175). Grant date fair values of PSAs and RSUs are computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see note 13 to the consolidated financial statements contained in the Company’s Form 10-K.

(2)	Amounts in this row reflect the range of potential payments under the Fortune Brands Home & Security, Inc. Annual Executive Incentive Compensation Plan. The target payout for Messrs. Klein, Wyatt, Randich, Fink and Biggart is based on target awards of 130%, 85%, 70%, 65% and 65%, respectively, of base salary as of December 31, 2016. See pages 28-29 of the CD&A for further information regarding the Annual Executive Incentive Compensation Plan.

(3)	This row reflects the number of stock options granted under the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan (the “LTIP”) and the grant date fair value of the stock options on the grant date. These stock options vest ratably in three equal annual installments, subject to continued employment through the applicable vesting dates.

(4)	The amounts in this row reflect the number of RSUs that were awarded under the LTIP and will vest in three equal annual installments, subject to continued employment through the applicable vesting dates. For certain executives, these awards were subject to achievement of a 2016 EPS goal of $.25, which was intended to qualify these awards as “performance-based compensation” under Section 162(m) of the Code.

(5)	The amounts in this row reflect the range of potential payouts for PSAs that were awarded under the LTIP for the 2016-2018 performance period. The performance goals for the 2016-2018 PSAs are EPS (weighted 75%) and average ROIC (weighted 25%).

(6)	For Mr. Wyatt, the amounts in this row reflect the number of RSUs that were awarded as a retention equity award. 25% percent of the award vested in December 2016, 25% will vest in June 2017 and the remaining 50% will vest in December 2017, subject to continued employment through the applicable vesting dates.

2016 EXECUTIVE COMPENSATION (CONTINUED)

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock Held that Have Not Vested($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(6)
Christopher J. Klein	0	131,200		$50.22	2/28/2026	64,499	$3,448,117	65,000	$3,474,900
	44,167	88,333		$47.87	2/23/2025
	72,133	36,067		$44.73	2/24/2024
	135,600	0		$33.10	2/25/2023
	189,700	0		$19.46	2/21/2022
	155,700	0		$12.30	10/04/2021
	179,830	0		$13.757	2/22/2021
E. Lee Wyatt, Jr.	0	49,900		$50.22	2/28/2026	55,300	$2,956,338	25,400	$1,357,884
	17,700	35,400		$47.87	2/23/2025
	29,533	14,767		$44.73	2/24/2024
	59,500	0		$33.10	2/25/2023
	86,200	0		$19.46	2/21/2022
	88,100	0		$12.30	10/4/2021
David M. Randich	0	32,800		$50.22	2/28/2026	65,800	$3,517,668	15,900	$850,014
	10,534	21,066		$47.87	2/23/2025
	17,400	8,700		$44.73	2/24/2024
	33,400	0		$33.10	2/25/2023
	15,400	0		$19.46	2/21/2022
Nicholas I. Fink	0	27,600		$50.22	2/28/2026	27,633	$1,477,260	14,100	$753,786
	10,000	20,000		$45.65	7/27/2025
Robert K. Biggart	0	23,600		$50.22	2/28/2026	11,800	$630,828	11,800	$630,828
	8,134	16,266		$47.87	2/23/2025
	13,933	6,967		$44.73	2/24/2024

(1)	Each outstanding stock option granted that was vested and exercisable on December 31, 2016 is listed in this column.

(2)	Each outstanding stock option that was not yet vested and exercisable on December 31, 2016 is listed in this column. All stock options listed in this column were granted on February 24, 2014, February 23, 2015, July 27, 2015 or February 29, 2016. All stock options granted on these dates vest in three equal annual installments. The chart below reflects the number of outstanding stock options that will vest during each of 2017, 2018 and 2019 (assuming each NEO’s continued employment).

	Number of Stock Options Vesting by Year
Name	2017	2018	2019
Christopher J. Klein	123,967	87,900	43,733
E. Lee Wyatt, Jr.	49,101	34,333	16,633
David M. Randich	30,167	21,466	10,933
Nicholas I. Fink	19,200	19,200	9,200
Robert K. Biggart	22,967	15,999	7,867

2016 EXECUTIVE COMPENSATION (CONTINUED)

(3)	Each outstanding RSU that had not yet vested as of December 31, 2016 is listed in this column. All of the RSUs listed in the column were granted on February 24, 2014, February 23, 2015, April 28, 2015, July 27, 2015, February 29, 2016 or March 11, 2016. All RSUs vest in three equal annual installments except for the grants made to Mr. Randich on April 28, 2015 and Mr. Wyatt on March 11, 2016. Mr. Randich’s retention RSU award vests 50% in 2017 and 25% in 2018 and 2019 and Mr. Wyatt’s retention RSU award vests 25% in December 2016, 25% in June 2017 and 50% in December 2017. The chart below reflects the number of outstanding RSUs that will vest during 2017, 2018 and 2019 (assuming each NEO’s continued employment).

	Number of RSUs Vesting by Year
Name	2017	2018	2019
Christopher J. Klein	31,900	21,666	10,933
E. Lee Wyatt, Jr.	42,667	8,466	4,167
David M. Randich	32,767	17,800	15,233
Nicholas I. Fink	12,666	12,667	2,300
Robert K. Biggart	5,900	3,933	1,967

(4)	This column reflects the value of the outstanding RSUs that have not yet vested (using the December 30, 2016 closing price of the Company’s common stock of $53.46).

(5)	The amounts reported in this column are based on achieving target performance goals for PSAs granted in 2015 and 2016. The PSAs vest based on the Company’s performance over the three year performance period and are subject to the executive’s continued employment through the end of the performance period. The CD&A on pages 18-33 and the footnotes to the table titled “Grants of Plan-Based Awards” on page 35 provides additional detail on the PSAs granted in 2016. The chart below reflects the target number of outstanding PSAs as of December 31, 2016 (assuming each NEO’s continued employment).

	Number of PSAs Outstanding by Performance Period
Name	2015-2017	2016-2018
Christopher J. Klein	32,200	32,800
E. Lee Wyatt, Jr.	12,900	12,500
David M. Randich	7,700	8,200
Nicholas I. Fink	7,200	6,900
Robert K. Biggart	5,900	5,900

(6)	This column reflects the value of the PSAs (using the December 30, 2016 closing price of the Company’s common stock of $53.46).

2016 OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized Upon Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Christopher J. Klein	380,000	18,021,202	57,836	3,044,599
E. Lee Wyatt, Jr.	150,000	7,693,471	33,959	1,799,610
David M. Randich	130,600	5,511,144	13,985	736,088
Nicholas I. Fink	0	0	10,367	655,091
Robert K. Biggart	0	0	14,039	756,917

(1)	This column reflects the number of stock options exercised during 2016.

(2)	This column reflects the difference between the market value of the shares on the date of exercise and the exercise price of the stock options.

(3)	This column reflects the number of shares acquired upon the vesting of RSUs that were granted in 2013, 2014 and 2015 and for Mr. Wyatt includes RSUs granted to him in 2016. This column also reflects the number of shares acquired upon the vesting of PSAs for the 2014-2016 performance period.

(4)	This column reflects the value of the shares acquired upon the vesting of RSUs and PSAs, which were calculated using the market value of the shares on the vesting dates.

2016 EXECUTIVE COMPENSATION (CONTINUED)

RETIREMENT AND POST-RETIREMENT BENEFITS 2016 PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)(3)	Payments During Last Fiscal Year(4)
Christopher J. Klein	Moen Incorporated Pension Plan(1)	13.75	$430,000	0
	Fortune Brands Home & Security, Inc. Supplemental Retirement Plan	13.75	$3,604,000	0
E. Lee Wyatt, Jr.	None	N/A	N/A	0
David M. Randich	None	N/A	N/A	0
Nicholas I. Fink	None	N/A	N/A	0
Robert K. Biggart	None	N/A	N/A	0

(1)	Mr. Klein accrued benefits under the Moen Incorporated Pension Plan, a tax-qualified defined benefit pension plan (the “Moen Plan”) through December 31, 2016. Defined benefit pension benefits and liabilities for eligible Fortune Brands employees are provided under the Moen Plan.

(2)	The benefit amounts listed reflect the present value of the accumulated benefit payable in the form of a single life annuity where payments continue for the life of the NEO but cease upon his death. All of the tax-qualified and supplemental non-qualified pension plans provide for payment to be made in a single-life annuity to unmarried participants and in a qualified joint and survivor annuity for married participants. At the time of retirement, participants may elect, among other forms of payment, a reduced annuity in the joint and survivor form, which provides payments over the life of the participant and a named beneficiary.

(3)	The amounts listed are based on compensation and years of service as of December 31, 2016. The present value of accumulated plan benefits is calculated based on assumptions in accordance with FASB ASC 715, which reflects the updated mortality table to the 2016 Static Mortality Table for Annuitants per 1.430(h)(3)-1(e) and a discount rate of 4.40% for eligible participants in the Moen Plan and a discount rate of 4.50% for eligible participants in the Fortune Brands Home & Security Supplemental Retirement Plan.

(4)	None of the tax-qualified defined benefit pension and non-qualified supplemental retirement plans allow in-service distributions.

Tax-Qualified Pension Benefits. Mr. Klein was the only NEO accruing benefits under the Moen Plan in 2016. Effective January 1, 2017, the Company froze all future benefit accruals to all participating employees, including Mr. Klein.

Mr. Klein received pension benefit accruals through December 31, 2016 using the following formula: 1.75% of final average earnings multiplied by years of benefit service as of December 31, 2007, plus 1% of final average earnings multiplied by years of benefit service on and after January 1, 2008. Payment of his benefit would be unreduced after attaining age 62, however, he could commence payment of his benefit as early as age 55. Early commencement would be calculated using a reduction of 6% per year prior to the attainment of age 62.

Messrs. Wyatt, Fink, Biggart and Randich are not eligible to participate in a tax-qualified defined benefit pension plan because their hire or transfer dates, as applicable, occurred after the date the plans were frozen with respect to new participants.

Non-Qualified Pension Benefits. Fortune Brands maintains a supplemental retirement plan. The supplemental plan pays the difference between the benefits payable under the Moen Plan and the amount that would have been paid if the Code did not have a limitation on the amount of compensation permitted for inclusion of the calculation of benefits. The supplemental plan is an unfunded, non-qualified retirement plan, available to certain highly-compensated employees that participate in the Moen Plan. As Mr. Klein is the only NEO that accrued pension benefits under the Moen Plan through December 31, 2016, he is the only NEO that accrued pension benefits under the supplemental plan. Effective January 1, 2017, the Company froze all future benefit accruals in the supplemental plan, including for Mr. Klein. The present value of the accumulated benefits under the supplemental plan will continue to fluctuate after the freeze date based on changes in interest rates and actuarial assumptions.

Under the supplemental plan, payment of benefits commences at termination of employment following attainment of age 55, subject to any delay required under Section 409A of the Code. Additionally, early commencement of benefits would be calculated using a reduction of 6% per year prior to the attainment of age 62.

2016 EXECUTIVE COMPENSATION (CONTINUED)

Other Non-Qualified Contributions. Fortune Brands makes profit sharing contributions to the Savings Plan on behalf of all eligible employees of the Company at its corporate headquarters. The Fortune Brands Supplemental Plan pays the difference between the profit sharing contribution payable under the Savings Plan and the amount that would have been payable if the Code did not have a limitation on the amount of compensation taken into account under the Savings Plan. Messrs. Klein, Wyatt, Fink and Biggart received non-qualified profit sharing contributions under the FBHS Supplemental Plan. In 2016, the eligible profit sharing contribution amount was equal to 6% of adjusted compensation for all eligible employees, including Messrs. Klein, Wyatt, Fink and Biggart. Mr. Randich does not receive profit sharing contributions under any non-qualified defined contribution or profit sharing plan.

FBHS Supplemental Plan profit sharing accounts are credited with interest monthly, using the Citigroup US Broad Investment-Grade (USBIG) Bond Index. The FBHS Supplemental Plan pays any defined contribution amounts, in a lump sum following termination of employment, subject to any delay required under Section 409A of the Code.

Mr. Randich maintains an account holding prior supplemental qualified non-elective and supplemental profit sharing contributions under the Therma-Tru Corp. Supplemental Executive Retirement Plan (the “Therma-Tru SERP”), which is credited with interest on a monthly basis. This account is invested in the Schwab 1000 Index Fund (SNXFX), which is a daily valued mutual fund. Any interest, dividends, gains or losses received from Schwab are allocated across the participants’ accounts in that fund. The Therma-Tru SERP pays any qualified non-elective and supplement profit sharing contributions in a lump sum or in substantially equal annual installments following termination of employment, subject to any delay required under Section 409A of the Code.

2016 NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Christopher J. Klein	$0	$166,568	$31,803	$0	$1,309,553
E. Lee Wyatt, Jr.	$0	$87,950	$9,352	$0	$407,051
David M. Randich(3)	$0	$0	$8,425	$0	$232,063
Nicholas I. Fink	$0	$42,912	$13	$0	$1,357
Robert K. Biggart	$0	$38,541	$697	$0	$45,768

(1)	Amounts listed in this column were reported as compensation in the last fiscal year in the “All Other Compensation” column of the Summary Compensation Table.

(2)	No amounts listed in the Aggregate Earnings column were reported in the Summary Compensation Table.

(3)	Amounts listed in this column for Mr. Randich reflect the aggregate balance of benefits deferred while he was an employee of Therma-Tru Corp.

2016 EXECUTIVE COMPENSATION (CONTINUED)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL(1)
	Voluntary		Involuntary					Involuntary Termination (without cause) or Termination for Good Reason After Change in Control
	For Good Reason	Without Good Reason	For Cause	Without Cause	Death	Disability(2)	Retirement(3)
Cash Severance
Klein	5,453,181	0	0	5,453,181	0	0	0	8,179,772
Wyatt	2,327,584	0	0	2,327,584	0	0	0	3,103,445
Randich	1,522,388	0	0	1,522,388	0	0	0	2,029,850
Fink	1,371,652	0	0	1,371,652	0	0	0	1,828,869
Biggart	1,276,074	0	0	1,276,074	0	0	0	1,701,432
Health and Related Benefits(4)
Klein	34,797	0	0	34,797	2,060,000	0	0	$52,196
Wyatt	21,584	0	0	21,584	2,325,000	0	0	$28,779
Randich	15,182	0	0	15,182	590,000	0	0	$20,242
Fink	26,098	0	0	26,098	1,530,000	0	0	$34,798
Biggart	26,098	0	0	26,098	1,000,000	0	0	$34,798
Options(5)
Klein	0	0	0	0	1,233,734	808,646	0	1,233,734
Wyatt	0	0	0	0	488,478	326,802	326,802	488,478
Randich	0	0	0	0	358,867	252,595	252,595	358,867
Fink	0	0	0	0	245,624	156,200	0	245,624
Biggart	0	0	0	0	228,213	151,749	0	228,213
RSUs
Klein	0	0	0	0	3,512,059	1,737,580	0	3,512,059
Wyatt	0	0	0	0	3,000,914	701,664	701,664	3,000,914
Randich	0	0	0	0	3,586,220	3,089,600	416,600	3,586,220
Fink	0	0	0	0	1,500,751	1,127,461	0	1,500,751
Biggart	0	0	0	0	642,628	323,438	0	642,628
Performance Share Awards
Klein	0	0	0	0	2,947,848	1,173,368	0	2,947,848
Wyatt	0	0	0	0	1,146,326	470,076	470,076	1,146,326
Randich	0	0	0	0	724,208	280,588	280,588	724,208
Fink	0	0	0	0	635,658	262,368	0	635,658
Biggart	0	0	0	0	534,186	214,996	0	534,186
Total Potential Payments Upon Termination or Change in Control
Klein	5,487,979	0	0	5,487,979	9,753,641	3,719,594	0	15,925,610
Wyatt	2,349,168	0	0	2,349,168	6,960,718	1,498,542	1,498,542	7,767,942
Randich	1,537,569	0	0	1,537,569	5,259,295	3,622,783	949,783	6,719,387
Fink	1,397,750	0	0	1,397,750	3,912,033	1,546,029	0	4,245,699
Biggart	1,302,172	0	0	1,302,172	2,405,027	690,183	0	3,141,257

(1)	This table assumes the specified termination events occurred on December 31, 2016. The value of the equity that would have vested or been settled in connection with a termination event or a change in control was determined by using the closing price of the Company’s common stock on December 30, 2016 ($53.46 per share).

(2)	The amounts reported in this column assume that the executive remains on disability through the full vesting of the award.

(3)	Messrs. Wyatt and Randich were the only NEOs that qualified for retirement treatment under the Company’s compensation programs as of December 31, 2016.

(4)	The Health and Related Benefits listed under the “Death” column reflect the incremental value of life insurance benefits above the benefit level applicable to all employees generally.

(5)	The amount reported in the “Disability” column reflect the value of unvested stock options that would have continued to vest according to the vesting schedule.

2016 EXECUTIVE COMPENSATION (CONTINUED)

Termination of Employment and Change in Control Arrangements. To protect the Company’s interests in retaining its top talent, the Company has Severance Agreements with each NEO. Under the terms of the Severance Agreements, each NEO is entitled to severance benefits upon a qualifying termination of employment (i.e., termination by the Company without “cause” or by the NEO for “good reason”). The severance benefits under the Severance Agreements consist of:

•

an amount equal to a multiple (2 years for Mr. Klein and 1.5 years for all other NEOs) of the NEO’s (1) base salary, (2) target annual cash incentive, plus (3) any profit sharing allocation and matching contributions under the applicable tax-qualified and non-qualified defined contributions plans for the year prior to the year in which the termination takes place;

•	an additional number of months (equal to the severance multiple described above) of coverage under health, life and accident plans to the extent allowed under the applicable plan; and

•

an amount equal to the annual cash incentive award the NEO would have received based upon actual Company performance for the calendar year in which the termination date occurs, prorated for the NEO’s service during the year.

The Severance Agreements contain various restrictive covenants, including a one year non-solicitation provision, a non-disparagement provision, and a one year non-competition restriction. NEOs are also required to sign a release of legal claims against the Company to receive any severance payments.

All of the Severance Agreements contain provisions which provide for enhanced benefits in the event of a qualifying termination (i.e., termination by the Company without “cause” or by the NEO for “good reason”) following a change in control. The Severance Agreements contain “double triggers,” which means that there must be both a change in control of the Company (or applicable operating company) and a qualifying termination of employment before any enhanced benefits are paid. In the event Mr. Klein is terminated within 2 years following a change in control, his multiple is increased from 2 years to 3 years. In the event of termination within 2 years following a change in control of any of the other NEOs, the multiple is increased from 1.5 years to 2 years. The Severance Agreements do not allow for excise tax gross-ups on these amounts.

Treatment of Equity Awards Following a Termination of Employment (other than in the event of a Change in Control). If a NEO’s employment terminates with or without cause, all unvested PSAs, RSUs and stock options are forfeited. If a NEO dies, becomes disabled or retires, his or her outstanding equity awards vest or are paid as follows:

Treatment of Equity in the Event of Death, Disability or Retirement (for awards granted beginning in 2016)
Event	Performance Share Awards(1)	Restricted Stock Units	Stock Options
Death	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs fully vest.	Unvested stock options fully vest.
Disability(2)	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs continue to vest according to the vesting schedule.	Unvested stock options continue to vest according to the vesting schedule.
Retirement(3)	Shares paid at the end of the performance period based on actual Company performance.	Outstanding RSUs fully vest.	Unvested stock options fully vest.
(1)	For PSA granted prior to February 2016, the number of shares will be prorated for the time the executive was employed during the performance period through date of death, disability or retirement.

(2)	The executive must have one year of service from the grant date prior to the date of disability to be entitled to receive the disability treatment listed above.

(3)	The executive must be 55 years of age with 5 years of service and also have one year of service from the grant date prior to the date of retirement to be entitled to receive the retirement treatment listed above. This provision is not applicable to the retention awards granted to Messrs. Wyatt and Randich.

2016 EXECUTIVE COMPENSATION (CONTINUED)

Treatment of Equity Awards Following a Change in Control and Termination of Employment. In the event a NEO is terminated by the Company without cause or by the NEO for good reason following a change in control, his or her equity awards vest or are paid as follows:

Treatment of Equity In the Event of a Termination Following a Change In Control*
Award	Treatment
PSAs	Shares are paid assuming that target performance was achieved.
RSUs	All outstanding RSUs fully vest.
Stock Options	All unvested stock options fully vest.
*	The Board has the ability to exercise its discretion to accelerate outstanding awards in the event of a change in control.

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders	5,960,289	$27.34	6,310,339
Equity compensation plans not approved by security holders	0	n/a	0
Total	5,960,289	$27.34	6,310,339

(1)	As of December 31, 2016, the number of securities to be issued upon the exercise of outstanding stock options was 4,815,291, upon the payment of performance shares, assuming target performance, was 421,600 and upon the vesting of restricted stock awards was 723,398.

(2)	Share available for issuance under the Company’s Long-Term Incentive Plan, which allows for grants of stock options, performance stock awards, restricted stock awards and other stock-based awards.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is composed of five directors that are “independent” as defined under the New York Stock Exchange Listed Company Manual and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board. A copy of the Audit Committee Charter is available on the Company’s website at http://ir.fbhs.com/committees.cfm. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2017.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s financial statements and the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements and the Company’s quarterly and annual reports to the SEC with management and the independent registered public accounting firm. Management has confirmed to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has met with the independent registered public accounting firm and discussed matters that are required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board, including Auditing Standard No. 1301, Communications with Audit Committees. The independent registered public accounting firm has provided an unqualified opinion regarding the Company’s financial statements for the year ended December 31, 2016.

The Company’s independent registered public accounting firm has also provided the Audit Committee with the written disclosures and letter required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has also reviewed non-audit services provided by the independent registered public accounting firm and has considered the compatibility of these services with maintaining the auditor’s independence.

The Audit Committee annually reviews the independence and performance of the independent registered public accounting firm. Factors such as independence, industry knowledge, communication and fees are considered. A performance survey is completed by the Company at the end of each year to evaluate performance of the independent registered public accounting firm in multiple areas including quality of services, sufficiency of audit firm resources, communication and interaction as well as independence, objectivity and professional skepticism. Results are shared with the Audit Committee. Additionally the independent registered public accounting firm presents to the Audit Committee at the beginning of each year, a commitment letter outlining specific areas of focus for continued high quality client service. At the end of each year, the independent registered public accounting firm presents to the Audit Committee and the Company a self-assessment against those commitments which is reviewed and discussed during the Audit Committee meeting.

Based upon the review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Audit Committee

Ronald V. Waters, III, Chair

A.D. David Mackay

John G. Morikis

David M. Thomas

Norman H. Wesley

AUDIT COMMITTEE MATTERS (CONTINUED)

Fees of Independent Registered Public Accounting Firm

PwC served as the Company’s independent registered public accounting firm during the year ended December 31, 2016. All PwC services were approved in advance by the Audit Committee. The aggregate fees billed by PwC during 2016 and 2015 are set forth in the table below:

Type of Fee	Year Ended December 31, 2016	Year Ended December 31, 2015
Audit Fees(1)	$3,260,000	$3,196,000
Audit-Related Fees(2)	$0	$135,000
Tax Fees(3)	$1,247,000	$209,000
All Other Fees(4)	$1,800	$2,000

(1)	For both 2016 and 2015, “Audit Fees” represent the aggregate fees for audit services performed by PwC in connection with the audit of the Company’s annual financial statements in its SEC Form 10-K filing and the review of the Company’s quarterly financial information included in its Form 10-Q filings, as well as audit services performed over statutory reporting.

(2)	For 2015, “Audit-Related Fees” represented fees billed by PwC in connection with the Company’s offering of senior notes.

(3)	For both 2016 and 2015, “Tax Fees” represented services which included tax compliance, tax consulting, customs and transfer pricing services. For 2016, “Tax Fees” also includes fees for international tax consulting services.

(4)	For both 2016 and 2015, “All Other Fees” included fees included advisory services related to licensing an accounting research tool.

Approval of Audit and Non-Audit Services

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre- approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above under audit fees, tax fees and all other fees for 2016 were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

                            ACCOUNTING FIRM

The Audit Committee has appointed PwC as our independent registered public accounting firm for the year ending December 31, 2017. The Audit Committee and the Board recommend that you ratify this appointment. In line with this recommendation, the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for this Company for the year ending December 31, 2017 is ratified.”

A representative of PwC will attend the Annual Meeting to make a statement if he or she desires and respond to appropriate questions that may be asked by stockholders. In the event the stockholders fail to ratify the appointment of PwC, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PwC.

The Board of Directors and the Audit Committee recommend that you vote FOR Proposal 2.

PROPOSAL 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company is providing stockholders with a vote to approve the compensation of the named executive officers as disclosed in this Proxy Statement, on an advisory, non-binding basis, which is commonly referred to as a “Say-on-Pay” vote. The Board has decided the advisory vote on executive compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency that the advisory vote should be held.

The Board believes that executive compensation should be closely tied to Company performance. Our executive compensation programs are designed to reward executives for the achievement of both short-term and long-term strategic and operational goals, as well as the creation of stockholder value. To accomplish this, the Compensation Committee has designed an executive compensation program that:

•	Creates and reinforces a pay-for-performance culture;
•	Aligns management’s interests with those of the Company’s stockholders;
•	Attracts, retains and motivates superior talent through competitive compensation; and
•	Provides incentive compensation that promotes performance without encouraging excessive risk.

The Company asks that you indicate your approval of the compensation paid to our named executive officers in 2016, as described in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” which includes the compensation tables and narratives.

Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the results of the vote and consider the results when making future decisions regarding executive compensation.

For the reasons discussed above, the Board intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed in this Proxy Statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” including the compensation tables and their accompanying narrative discussion, is approved.”

The Board of Directors recommends that you vote FOR Proposal 3.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

We have listed below, as of March 3, 2017 (except as otherwise indicated), the beneficial ownership of the Company’s common stock by (a) each director (including the nominees), (b) the named executive officers, (c) directors and executive officers of the Company as a group, and (d) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock. The table is based on information we received from the directors and executive officers, the Trustee of our defined contribution plan and filings made with the SEC.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Class

The Vanguard Group(2)	14,301,836	9.31%
BlackRock, Inc.(3)	13,174.182	8.58%
Wellington Management Group LLP(4)	7,758,906	5.05%
Robert K. Biggart	64,576	*
Nicholas I. Fink	26,077	*
Ann F. Hackett(5)	27,672	*
Susan S. Kilsby	2,353	*
Christopher J. Klein(6)	1,283,002	*
A. D. David Mackay(7)	22,485	*
John G. Morikis(8)	28,742	*
David M. Randich	192,323	*
David M. Thomas(9)	37,575	*
Ronald V. Waters, III	24,542	*
Norman H. Wesley(10)	77,451	*
E. Lee Wyatt, Jr. (11)	526,384	*
Directors and executive officers as a group (17 persons)(12)	2,485,256	1.61%
*	Less than 1%

(1)	Includes the following number of shares with respect to which the following directors and executive officers have the right to acquire beneficial ownership within 60 days after March 3, 2017:

Name	Number of Shares
Robert K. Biggart	45,034
Nicholas I Fink	19,200
Ann F. Hackett	0
Susan S. Kilsby	0
Christopher J. Klein	901,097
A.D. David Mackay	0
John G. Morikis	0
David M. Randich	131,901
David M. Thomas	0
Ronald V. Waters, III	0
Norman H. Wesley	0
E. Lee Wyatt, Jr.	330,134

(2)	In a report filed by The Vanguard Group (“Vanguard”) on Schedule 13G/A filed on February 13, 2017, Vanguard disclosed that as of December 31, 2016, it and its wholly owned subsidiaries specified therein had sole voting power over 236,396 shares, shared voting power over 27,553 shares, sole dispositive power over 14,031,487 shares, and shared dispositive power over 270,349 shares. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

In a report filed by BlackRock, Inc. (“BlackRock”) on Schedule 13G/A filed on January 24, 2017, BlackRock disclosed that as of December 31, 2016, it and its subsidiaries had sole voting power over 11,237,717 shares, shared voting power over no shares, sole dispositive power over 13,174,182 shares, and shared dispositive power over no shares. The principal business address of BlackRock, Inc., is 55 East 52nd Street, New York, New York, 10055.

(4)	In a report filed by Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP (collectively “Wellington”) on Schedule 13G/A filed on February 9, 2017, Wellington disclosed that as of December 31, 2016, it had sole voting power over no shares, shared voting power over 5,802,447 shares, sole dispositive power of no shares, and shared dispositive power over 7,758,906 shares. The principal business of Wellington is 280 Congress Street, Boston, Massachusetts 02210.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS (CONTINUED)

(5)	Includes 24,885 shares which Ms. Hackett has deferred until the January following the year in which she ceases to be a member of the Board pursuant to the Non-Employee Director Deferred Compensation Plan.

(6)	Includes 40,400 shares held by trusts for which Mr. Klein has sole investment power; however, he disclaims beneficial ownership of such shares.

(7)	Includes 8,000 shares held by a trust for which Mr. Mackay has sole investment power; however, he disclaims beneficial ownership of such shares.

(8)	Includes 5,742 shares which Mr. Morikis has deferred until the January following the year in which he ceases to be a member of the Board pursuant to the Non-Employee Director Deferred Compensation Plan.

(9)	Includes 2,914 shares which Mr. Thomas has deferred until the January following the year in which he ceases to be a member of the Board pursuant to the Non-Employee Director Deferred Compensation Plan. Also includes 2,450 shares held by a charitable organization for which Mr. Thomas has sole investment and voting power; however, he disclaims beneficial ownership of such shares.

(10)	Includes 59,028 shares held by a trust for which Mr. Wesley has sole investment power; however, he disclaims beneficial ownership of such shares.

(11)	Includes 51,033 shares held by a Mr. Wyatt’s spouse. Also includes 66,000 shares held by a trust for which Mr. Wyatt has sole investment power; however, he disclaims beneficial ownership of such shares.

(12)	The table includes 1,571,291 shares of which our directors and executive officers as a group had the right to acquire beneficial ownership within 60 days after March 3, 2017. Inclusion of such shares does not constitute an admission by any director or executive officer that such person is the beneficial owner of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who have beneficial ownership of more than 10 percent of our common stock, to file initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5, with the SEC. Based solely on our review of these forms, and certifications from our directors and officers that no other reports were required for such persons, we believe that all directors and officers subject to Section 16 complied with the filing requirements applicable to them for the fiscal year ended December 31, 2016.

March 7, 2017

APPENDIX A

RECONCILIATIONS

2016, 2015, 2014, 2013, 2012 & 2011 DILUTED EPS BEFORE CHARGES/GAINS (Unaudited)

	Twelve Months Ended December 31,			Twelve Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	% Change	2014	2013	2012	2011	% Change vs 2016

Earnings Per Common Share - Diluted
EPS Before Charges/Gains (f)	$2.75	$2.07	33	$1.74	$1.37	$0.83	$0.57	382

Restructuring and other charges	(0.10)	(0.10)	—	(0.05)	(0.02)	(0.05)	(0.05)	(100)
Asset impairment charges	—	—	—	(0.01)	(0.12)	(0.05)	(0.09)	100
Norcraft transaction costs	—	(0.08)	100	—	—	—	—	—
Income tax gains/(losses)	(0.02)	—	—	0.01	—	0.08	—	—
Defined benefit plan actuarial losses	(0.01)	(0.01)	—	(0.05)	(0.02)	(0.16)	(0.31)	97
Write off of prepaid debt issuance costs	(0.01)	—	—	—	—	—	—	—
Adjusted pro forma tax rate adjustment	—	—	—	—	—	—	(0.07)	100
Capital structure change	—	—	—	—	—	—	(0.06)	100
Standalone corporate costs	—	—	—	—	—	—	0.05	(100)
Business separation costs	—	—	—	—	—	—	(0.01)	100
Diluted EPS - Continuing Operations	$2.61	$1.88	39	$1.64	$1.21	$0.65	$0.03	—

For the twelve months ended December 31, 2016, diluted EPS before charges/gains is income from continuing operations, net of tax and including the impact from noncontrolling interests calculated on a diluted per-share basis excluding $23.2 million ($16.5 million after tax or $0.10 per diluted share) of restructuring and other charges, the impact of the write off of prepaid debt issuance cost of $1.3 million ($0.8 million after tax or $0.01 per diluted share), expense related to tax items of $3.1 million ($0.02 per diluted share), and actuarial losses of $1.9 million ($1.3 million after tax or $0.01 per diluted share).

For the twelve months ended December 31, 2015, diluted EPS before charges/gains is income from continuing operations, net of tax and including the impact from noncontrolling interests calculated on a diluted per-share basis excluding $22.7 million ($16.3 million after tax or $0.10 per diluted share) of restructuring and other charges, transaction costs related to the acquisition of Norcraft of $17.1 million ($13.4 million after tax or $0.08 per diluted share), the impact of expense from actuarial losses associated with our defined benefit plans of $2.5 million ($1.6 million after tax or $0.01 per diluted share) and a charge related to a tax item of $0.2 million.

For the twelve months ended December 31, 2014, diluted EPS before charges/gains is income from continuing operations, net of tax and including the impact from noncontrolling interests calculated on a diluted per-share basis excluding $13.5 million ($8.4 million after tax or $0.05 per diluted share) of restructuring and other charges, a tax benefit resulting from the write off of our investment in an international subsidiary of $1.6 million ($1.6 million after tax or $0.01 per diluted share), an asset impairment charge of $1.6 million ($1.0 million after tax or $0.01 per diluted share) and the impact of expense from actuarial losses associated with our defined benefit plans of $13.7 million ($8.7 million after tax or $0.05 per diluted share).

APPENDIX A (CONTINUED)

For the twelve months ended December 31, 2013, diluted EPS before charges/gains is income from continuing operations, net of tax and including the impact from noncontrolling interests calculated on a diluted per-share basis excluding $3.7 million ($3.0 million after tax or $0.02 per diluted share) of restructuring and other charges, asset impairment charges of $27.4 million ($20.0 million after tax or $0.12 per diluted share) and the impact of expense from actuarial losses associated with our defined benefit plan of $5.1 million ($3.3 million after tax or $0.02 per diluted share).

For the twelve months ended December 31, 2012, diluted EPS before charges/gains is income from continuing operations, net of tax and including the impact from noncontrolling interests calculated on a diluted per-share basis excluding $13.6 million ($8.9 million after tax or $0.05 per diluted share) of restructuring and other charges, asset impairment charges of $13.2 million ($8.1 million after tax or $0.05 per diluted share) pertaining to the impairment of certain indefinite lived trade names, income tax gains pertaining to the favorable resolution of tax audits of $12.7 million ($0.08 per diluted share) and the impact of expense from actuarial losses associated with our defined benefit plans of $42.2 million ($26.2 million after tax or $0.16 per diluted share).

For the twelve months ended December 31, 2011, diluted EPS before charges/gains is income from continuing operations, net of tax and including the impact from noncontrolling interests calculated on a diluted per-share basis adjusted to reflect the actual number of diluted shares of the Company as of December 31, 2011 of 160.7 million, estimated incremental standalone corporate costs of $13.8 million ($8.6 million after tax or $0.05 per diluted share), an adjusted pro forma effective tax rate adjustment of $12.0 million ($0.07 per share) to reflect an effective tax rate of 35%, capital structure changes that reflect the borrowing arrangements and debt level of the Company as of October 4, 2011 of $14.4 million ($8.9 million after tax or $0.06 per diluted share), and excludes restructuring and other charges of $13.4 million ($8.4 million after tax or $0.05 per diluted share), business separation costs of $2.4 million ($1.7 million after tax or $0.01 per diluted share), asset impairment charges of $24.0 million ($14.6 million after tax or $0.09 per diluted share) pertaining to the impairment of certain indefinite lived trade names and the impact of expense from actuarial losses associated with our defined benefit plans of $80.0 million ($49.9 million after tax or $0.31 per diluted share).

(f) For definitions of Non-GAAP measures, see Definitions of Terms

Reconciliation of ROIC before charges/gains to ROIC (Unaudited)

	2016					2015					2014
	Income from continuing operations, net of tax, less noncontrolling interests		Average Invested Capital		ROIC	Income from continuing operations, net of tax, less noncontrolling interests		Average Invested Capital		ROIC	Income from continuing operations, net of tax, less noncontrolling interests		Average Invested Capital		ROIC

Before charges/gains	$468	/	$3,519	=	13.3%	$359	/	$3,166	=	11.3%	$296	/	$2,845	=	10.4%
Restructuring and other charges and other select items	(55)		(54)			(53)		(101)			(24)		(90)

As reported	$412	/	$3,465	=	11.9%	$306	/	$3,064	=	10.0%	$272	/	$2,754	=	9.9%

	2013					2012					2011
	Income from continuing operations, net of tax, less noncontrolling interests		Average Invested Capital		ROIC	Income from continuing operations, net of tax, less noncontrolling interests		Average Invested Capital		ROIC	Income from continuing operations, net of tax, less noncontrolling interests		Average Invested Capital		ROIC

Before charges/gains	$239	/	$2,610	=	9.2%	$143	/	$2,469	=	5.8%	$108	/	$2,534	=	4.3%
Restructuring and other charges and other select items	(31)		(34)			(36)		(70)			(104)		(55)

As reported	$208	/	$2,576	=	8.1%	$107	/	$2,400	=	4.5%	$5	/	$2,480	=	0.2%

APPENDIX A (CONTINUED)

Return on Invested Capital - or ROIC - Before Charges/Gains is income from continuing operations, net of tax, less noncontrolling interests plus after-tax interest expense derived in accordance with U.S. generally accepted accounting principles (“GAAP”) excluding any restructuring and other charges and other select items divided by a two point average of GAAP Invested Capital (net debt plus stockholders’ equity) excluding any restructuring and other charges and other select items. Other select charges includes asset impairment charges, income tax gains and losses, the impact of income and expense from actuarial gains or losses associated with our defined benefit plans, and the write off of prepaid debt issuance costs. The twelve months ended December 31, 2011 have also been adjusted to reflect an adjusted pro forma effective tax rate of 35%, capital structure changes that reflect the borrowing arrangements and debt level of the Company as of October 4, 2011, estimated incremental standalone corporate expenses for the 2011 periods prior to the spin-off of the Company from Fortune Brands, Inc. (the “Separation”), and business separation costs. ROIC Before Charges/Gains is a measure not derived in accordance with GAAP. Management uses this measure to determine the returns generated by the Company and to evaluate and identify cost-reduction initiatives. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from year to year. These measures may be inconsistent with similar measures presented by other companies.

RECONCILIATION OF NET INCOME BEFORE CHARGES/GAINS TO GAAP NET INCOME

(In millions)

(Unaudited)

	Twelve Months Ended December 31,
	2016	2015	2014	2013	2012	2011

Net Income Before Charges/Gains	$434	$338	$289	$234	$138	$92

Restructuring and other charges, net of tax	(16.5)	(16.3)	(8.4)	(3.0)	(8.9)	(8.4)
Asset Impairment charges, net of tax	—	—	(1.0)	(20.0)	(8.1)	(14.6)
Norcraft transaction costs, net of tax	—	(13.4)	—	—	—	—
Income tax gains/(losses)	(3.1)	(0.2)	1.6	—	12.7	—
Defined benefit plan actuarial losses, net of tax	(1.3)	(1.6)	(8.7)	(3.3)	(26.2)	(49.9)
Write off of prepaid debt issuance costs, net of tax	(0.8)	—	—	—	—	—
Adjusted pro forma tax rate adjustment	—	—	—	—	—	(12.0)
Capital Structure Adjustments, net of tax	—	—	—	—	—	(8.9)
Standalone Corporate, net of tax	—	—	—	—	—	8.6
Business Separation Costs, net of tax	—	—	—	—	—	(1.7)

Net Income, Continuing Operations, Reported	$412	$306	$272	$208	$107	$5

Discontinued Operations	1	9	(114)	22	11	(40)

Net Income	$413	$315	$158	$230	$119	$(36)

Net income before charges/gains is income from continuing operations, net of tax, less noncontrolling interests and excludes restructuring and other charges, asset impairment charges, Norcraft transaction related expenses, income tax gains and losses, the impact of income and expense from actuarial gains or losses associated with our defined benefit plans and the write off of prepaid debt issuance costs. Net income before charges/gains for the twelve months ended December 31, 2011 have also been adjusted to reflect an adjusted pro forma effective tax rate of 35%, capital structure changes that reflect the borrowing arrangements and debt level of the Company as of October 4, 2011, estimated incremental standalone corporate expenses for the 2011 periods prior to the Separation, and business separation costs. Net income before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

APPENDIX A (CONTINUED)

RECONCILIATION OF OPERATING INCOME BEFORE CHARGES/GAINS TO GAAP OPERATING INCOME

(In millions)

(Unaudited)

	For the twelve months ended December 31,			For the twelve months ended December 31,			For the twelve months ended December 31,
	2016	2015	% Change	2014	2013	2012	2011	% Change 2016 vs 2011

FORTUNE BRANDS HOME & SECURITY
Operating income before charges/gains	$657.8	$538.4	22	$430.7	$353.0	$212.2	$160.8	309
Restructuring charges(a)	(13.9)	(16.6)	16	(7.0)	(2.8)	(4.7)	(3.6)	(286)
Other charges(a)
Cost of products sold	(8.3)	(7.5)	(11)	(5.9)	(0.7)	(8.9)	(9.8)	15
Selling, general and administrative expenses	(1.0)	(15.7)	94	(0.6)	(0.2)	—	—	(100)
Asset impairment charges	—	—	—	—	(21.2)	(13.2)	(24.0)	100
Standalone corporate costs(b)	—	—	—	—	—	—	13.8	(100)
Business separation costs(c)	—	—	—	—	—	—	(2.4)	100
Defined benefit plan actuarial losses(d)	(1.9)	(2.5)	24	(13.7)	(5.1)	(42.2)	(80.0)	98

Operating income (GAAP)	$632.7	$496.1	28	$403.5	$323.0	$143.2	$54.8	1,055

Operating income before charges/gains is operating income derived in accordance with GAAP including estimated incremental stand alone corporate expenses for 2011 periods prior to the Separation and excluding restructuring and other charges, asset impairment charges, business separation costs and the impact of income and expense from actuarial gains or losses associated with our defined benefit plans. Operating income before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the returns generated by FBHS and its business segments. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

(a) (b) (c) (d) For definitions of Non-GAAP measures, see Definitions of Terms

APPENDIX A (CONTINUED)

RECONCILIATION OF BEFORE CHARGES/GAINS OPERATING MARGIN TO OPERATING MARGIN

(In millions)

(Unaudited)

	For the twelve months ended December 31,
	2016	2015	Change	2014	2013	2012	2011

FORTUNE BRANDS HOME & SECURITY
Before Charges/Gains Operating Margin	13.2%	11.8%	140 bps	10.7%	9.5%	6.8%	5.6%
Restructuring & Other Charges	(0.5%)	(0.5%)		(0.3%)	(0.1%)	(0.4%)	(0.5%)
Norcraft transaction costs (e)	—	(0.4%)		—	—	—	—
Asset impairment charges	—	—		—	(0.6%)	(0.5%)	(0.8%)
Standalone corporate costs	—	—		—	—	—	0.5%
Business separation costs	—	—		—	—	—	(0.1%)
Defined benefit plan actuarial losses	—	(0.1%)		(0.3%)	(0.1%)	(1.3%)	(2.8%)
Operating Margin	12.7%	10.8%	190 bps	10.1%	8.7%	4.6%	1.9%

Operating margin is calculated as operating income derived in accordance with GAAP divided by GAAP Net Sales. Before charges/gains Operating margin is operating income derived in accordance with GAAP excluding restructuring and other charges, asset impairment charges and for FBHS, Norcraft transaction costs, standalone corporate costs, business separation costs and the impact of income and expense from actuarial gains or losses associated with our defined benefit plans recorded in the Corporate segment and dividing by GAAP nets sales. Before charges/gains operating margin is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the returns generated by FBHS and its business segments. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

(e) For definitions of Non-GAAP measures, see Definitions of Terms page

APPENDIX A (CONTINUED)

Definitions of Terms: Non-GAAP Measures

(a) Restructuring charges are costs incurred to implement significant cost reduction initiatives and include workforce reduction costs. Other charges represent charges or gains directly related to restructuring initiatives that cannot be reported as restructuring under GAAP. Such charges or gains may include losses on disposal of inventories, trade receivables allowances from exiting product lines, accelerated depreciation resulting from the closure of facilities, and gains and losses on the sale of previously closed facilities. In addition, other charges includes estimated acquisition related inventory step-up expense in our Plumbing segment for the twelve months ended December 31, 2016 and our Cabinets segment for the twelve months ended December 31, 2015, in the cost of products sold category.

(b) The Company estimates that it would have incurred approximately $14 million of incremental corporate expenses if it had functioned as an independent standalone public company for the twelve months ended December 31, 2011.

(c) Business separation costs are costs related to non-cash non-recurring costs associated with the modification of share-based compensation awards as a result of the Separation.

(d) Represents actuarial gains or losses associated with our defined benefit plans. Actuarial gains or losses in a period represent the difference between actual and actuarially assumed experience, principally related to liability discount rates and plan asset returns, as well as other actuarial assumptions including compensation rates, turnover rates, and health care cost trend rates. The Company recognizes actuarial gains or losses immediately in operating income to the extent they cumulatively exceed a “corridor.” The corridor is equal to the greater of 10% of the fair value of plan assets or 10% of a plan’s projected benefit obligation. Actuarial gains or losses are determined at required remeasurement dates which occur at least annually in the fourth quarter. Remeasurements due to plan amendments and settlements may also occur in interim periods during the year. Our operating income before charges/gains reflects our expected rate of return on pension plan assets which in a given period may materially differ from our actual return on plan assets. Our liability discount rates and plan asset returns are based upon difficult to predict fluctuations in global bond and equity markets that are not directly related to the Company’s business. We believe that the exclusion of actuarial gains or losses from operating income before charges/gains provides investors with useful supplemental information regarding the underlying performance of the business from period to period that may be considered in conjunction with our operating income as measured on a GAAP basis. We present this supplemental information because such actuarial gains or losses may create volatility in our operating income that does not necessarily have an immediate corresponding impact on operating cash flow or the actual compensation and benefits provided to our employees. The table below sets forth additional supplemental information on the Company’s historical actual and expected rate of return on plan assets, as well as discount rates used to value its defined benefit obligations:

($ In millions)	Year Ended December 31, 2016		Year Ended December 31, 2015		Year Ended December 31, 2014		Year Ended December 31, 2013		Year Ended December 31, 2012		Year Ended December 31, 2011
	%	$	%	$	%	$	%	$	%	$	%	$
Actual return on plan assets	10.0%	$46.6	(2.1)%	($18.2)	9.8%	$52.0	15.2%	$74.6	14.5%	$63.7	(0.6)%	($2.7)
Expected return on plan assets	6.6%	37.2	6.8%	40.2	7.4%	42.2	7.8%	41.8	7.8%	36.8	8.5%	41.3
Discount rate at December 31:
Pension benefits	4.3%		4.6%		4.2%		5.0%		4.2%		4.9%
Postretirement benefits	3.4%		4.1%		3.5%		4.3%		3.7%		4.6%

APPENDIX A (CONTINUED)

(e) Represents external costs directly related to the acquisition of Norcraft and primarily includes expenditures for banking, legal, accounting and other similar services. In addition, it includes the impact of expense related to our estimated purchase accounting inventory step-up.

(f) Diluted EPS before charges/gains is income from continuing operations, net of tax, less noncontrolling interests calculated on a diluted per-share basis excluding restructuring and other charges, asset impairment charges, Norcraft transaction related expenses, tax items, the impact of income and expense from actuarial gains or losses associated with our defined benefit plans and the write off of prepaid debt issuance costs. Diluted EPS before charges/gains for the twelve months ended December 31, 2011 have also been adjusted to reflect an adjusted pro forma effective tax rate of 35%, capital structure changes that reflect the borrowing arrangements and debt level of the Company as of October 4, 2011, the 1:1 share distribution resulting from the spin-off of the Company from Fortune Brands, Inc. (the “Separation”), estimated incremental standalone corporate expenses for the 2011 periods prior to the Separation, and business separation costs. Diluted EPS before charges/gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

Use of Non-GAAP Financial Information in Connection with Incentive Compensation

The Company utilizes measures not derived in accordance with GAAP such as operating margin before charges/gains, operating income before charges/gains, earnings per share before charges/gains, and return on invested capital before charges/gains, when determining performance results in connection with the incentive compensation programs as described in the Compensation Discussion and Analysis (“CD&A”). The 2016 EPS results as set forth in the CD&A were calculated on a before charges/gains basis. For purposes of calculating the performance share award payout percentage for the period 2014 to 2016, the benefit of the early adoption of ASU 2016-09 “Improvements to Employee Share-Based Payments” was included. For purposes of calculating the Annual Incentive payout percentage, the benefit from the early adoption of ASU 2016-09 “Improvements to Employee Share Based Payments” was excluded, and was further adjusted for the impact of actual foreign exchange rates versus plan foreign exchange rates. The 2016 ROIC results as set forth in the CD&A were calculated on a before charges/gains basis and represents income from continuing operations, net of tax, less non-controlling interests plus after-tax interest expense, and excludes any restructuring and other charges and other select items, divided by a two point average of GAAP Invested Capital (net debt plus stockholders’ equity), excluding any restructuring and other charges and other select items. For purposes of calculating the performance share award payout percentage for the period 2014 to 2016, the benefit of the early adoption of ASU 2016-09 “Improvements to Employee Share-Based Payments” was included. For purposes of calculating the Annual Incentive payout percentage, the benefit from the early adoption of ASU 2016-09 “Improvements to Employee Share Based Payments” was excluded and was further adjusted for the impact of actual foreign exchange rates versus plan foreign exchange rates. The 2016 Operating Income and Operating Margin results as set forth in the CD&A were calculated on a before charges/gains basis and was also adjusted for the impact of actual foreign exchange rates versus plan foreign exchange rates and other select items. These figures may be different from those used by management when providing guidance or discussing Company results. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies.

        FORTUNE BRANDS HOME & SECURITY, INC.

        ATTN: CORPORATE SECRETARY

        520 LAKE COOK ROAD

        DEERFIELD, IL 60015-5611

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E18730-P86332-Z69350	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FORTUNE BRANDS HOME & SECURITY, INC.

The Board of Directors recommends you vote FOR the following proposals:

Proposal 1 - Election of Class III Directors	For	Against	Abstain

1a. A. D. David Mackay	☐	☐	☐

1b. David M. Thomas	☐	☐	☐

1c. Norman H. Wesley	☐	☐	☐

				For	Against	Abstain

Proposal 2 - Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2017.				☐	☐	☐

Proposal 3 - Advisory vote to approve named executive officer compensation.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Note: Please sign as your name appears on the Proxy. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 2, 2017

Renaissance Chicago North Shore

933 Skokie Boulevard

Northbrook, Illinois 60062

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E18731-P86332-Z69350

The Board of Directors solicits this proxy for use at the Annual Meeting on Tuesday, May 2, 2017.

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card appoint(s) each of CHRISTOPHER J. KLEIN, ROBERT K. BIGGART and E. LEE WYATT, JR. (and any other person chosen by Messrs. Klein, Biggart or Wyatt) proxies, to vote all shares of Fortune Brands Home & Security common stock which the stockholder(s) would be entitled to vote on at the Annual Meeting of Stockholders to be held on May 2, 2017 at the Renaissance Chicago North Shore, 933 Skokie Boulevard, Northbrook, Illinois at 8:00 a.m. CDT, on Proposals 1, 2 and 3 referred to on the reverse side and described in the Proxy Statement, and on any other matters which may properly come before the meeting, with all powers the stockholder(s) would possess if personally present and at any adjournment or postponement of the Annual Meeting. A majority of the proxies (or, if only one, then that one) or their substitutes acting at the meeting may exercise all powers conferred.

This proxy when properly executed will be voted in the manner directed by the stockholder(s). Unless the stockholder(s) indicate(s) otherwise, the proxies will vote FOR the election of the nominees to the Board of Directors (Proposal 1) and FOR Proposals 2 and 3.

If you participate in the Fortune Brands Home & Security Stock Fund under a retirement savings trust, your signature on the reverse side will be a direction to the trustee to vote as instructed.

FORTUNE BRANDS HOME & SECURITY, INC.

520 LAKE COOK ROAD

DEERFIELD, IL 60015-5611

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1